Exhibit 10.2

AGREEMENT AND PLAN OF MERGER
by and among:
Ligand Pharmaceuticals Incorporated,
a Delaware corporation;

Taurus Acquisition Merger Sub, LLC,
a Delaware limited liability company;

Taurus Biosciences, LLC,
a Delaware limited liability company; and

The Other Signatories Hereto
___________________________
Dated as of September 9, 2020
___________________________

TABLE OF CONTENTS
ARTICLE 1 CERTAIN DEFINITIONS      2
ARTICLE 2 THE MERGER; EFFECTIVE TIME     8
Section 2.1 Merger of Merger Sub into the Company    8
Section 2.2 Effect of the Merger       8
Section 2.3 Effective Time        9
Section 2.4 Certificate of Formation and Limited Liability Company Agreement; Officers and Manager       9
Section 2.5 Closing         9
Section 2.6 Closing Deliveries       10
Section 2.7 Conversion of Company Interests     12
Section 2.8 Closing of the Company’s Transfer Books    13
Section 2.9 Exchange Procedures       13
Section 2.10 Holdback Distribution(s)      14
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE MEMBERS  14
Section 3.1 Ownership        14
Section 3.2 Authority; Non-Contravention      14
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY  15
Section 4.1 Organization, Standing and Power     15
Section 4.2 Capitalization        16
Section 4.3 Authority; Non-contravention; Voting Requirements   16
Section 4.4 Governmental Approvals      17
Section 4.5 Liabilities        17
Section 4.6 Legal Proceedings       17
Section 4.7 Compliance With Legal Requirements; Governmental Authorizations 18
Section 4.8 Bank Accounts; Powers of Attorney     18
Section 4.9 Tax Matters        18
Section 4.10 Employee Benefits and Labor Matters     19
Section 4.11 Contracts        20
Section 4.12 Environmental Matters       21
Section 4.13 Intellectual Property       21
Section 4.14 Assets         23
Section 4.15 Real Property        24
Section 4.16 Insurance        24
Section 4.17 Certain Business Relationships with Affiliates    24
Section 4.18 Products and Services       24
Section 4.19 Ordinary Course       24
Section 4.20 Brokers and Other Advisors      25
Section 4.21 State Takeover Statutes       25
Section 4.22 Bad Actor        25
Section 4.23 Disclosure        25
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB         25
Section 5.1 Organization and Standing      25
Section 5.2 Authority; Non-contravention      26
1

Section 5.3 Ownership and Operations of Merger Sub    26
Section 5.4 Governmental Approvals      26
Section 5.5 Legal Proceedings       26
ARTICLE 6 COVENANTS; OTHER MATTERS      27
Section 6.1 Filings; Other Action       27
Section 6.2 Publicity        27
Section 6.3 Indemnification of D&O Indemnified Parties    28
Section 6.4 Further Assurances       28
Section 6.5 Post-Closing Confidentiality      28
Section 6.6 General Release        29
Section 6.7 Vaughn Smider Covenant Not To Compete    31
Section 6.8 Members’ Representative      32
ARTICLE 7 SURVIVAL AND INDEMNIFICATION     33
Section 7.1 Survival of Representations and Warranties    33
Section 7.2 Parent Representations       34
Section 7.3 Survival of Covenants       34
Section 7.4 Indemnification by the Members and Indemnification Amount  34
Section 7.5 Limitations        35
Section 7.6 Nonpayment After and Pending Determination(s)   36
Section 7.7 No Contribution       36
Section 7.8 Claim Procedure       37
Section 7.9 Indemnifiable Claims by Third Party     37
Section 7.10 Exercise of Remedies Other Than by Parent    38
Section 7.11 Expenses of the Members’ Representative    38
Section 7.12 Characterization of Payments      38
Section 7.13 Exclusive Remedy       39
Section 7.14 CVRs Catch-up After Determination     39
ARTICLE 8 MISCELLANEOUS PROVISIONS      39
Section 8.1 Amendment        39
Section 8.2 Waiver         39
Section 8.3 Entire Agreement; Counterparts      39
Section 8.4 Governing Law        40
Section 8.5 Arbitration        40
Section 8.6 Payment of Expenses       41
Section 8.7 Transfer Taxes        41
Section 8.8 Assignability; No Third Party Rights     41
Section 8.9 Notices         42
Section 8.10 Severability        43
Section 8.11 Specific Performance       44
Section 8.12 Remedies        44
Section 8.13 Construction        44

Exhibits
EXHIBIT A: Company Equity Interests
EXHIBIT B: Patents
EXHIBIT C: CVR Agreement
2

INDEX OF DEFINED TERMS
(NOT OTHERWISE DEFINED IN ARTICLE 1)
Agreement Preamble
Bankruptcy and Equity Exception Section 3.2(a)
Certificate of Merger Section 2.3
Claim Notice Section 7.8(a)
Claimed Amount Section 7.8(a)
Closing Section 2.5(a)
Closing Date Section 2.5(a)
Company Preamble
Company Charter Documents Section 4.1(c)
Company Confidential Information Section 6.5(a)
Company Disclosure Letter Article 3 Preamble
Company Manager Recitals
Company Plan Section 4.10(a)
Company Equityholder Approval Section 4.3(a)
DLLC Act Recitals
Dispute Period Section 7.8(b)
Environmental Laws Section 4.12(a)
Indemnification Amount Section 7.4
Indemnified Party(ies) Section 7.4
Insurance Policies Section 4.16
Members Preamble
Members’ Representative Section 6.8(a)
Merger Recitals
Merger Consideration Section 2.7(c)
Merger Sub Preamble
Minotaur License Section 2.6(a)(x)
Minotaur Services Agreement Section 2.6(a)(x)
Owned Company Patents Section 4.13(b)
Parent Preamble
Provisional IL-5 Patent Section 2.6(a)(v)
Released Claims Section 6.6(a)
Released Parties Section 6.6(a)
Releasing Party(ies) Section 6.6(a)
Restricted Period Section 6.7(a)
Restricted Person Section 6.7(a)
Surviving Company Section 2.1
Total Indemnification Amount Section 7.4
Transfer Taxes Section 8.7

3

AGREEMENT AND PLAN OF MERGER
This Agreement And Plan Of Merger (“Agreement”) is made and entered into as of September 9, 2020, by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”); Taurus Acquisition Merger Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub”); Taurus Biosciences, LLC, a Delaware limited liability company (also sometimes known as Taurus Bioscience, LLC) (formerly Taurus Biosciences, Inc.) (the “Company”); the members of the Company signatory hereto (collectively, the “Members” and each, a “Member”); Vaughn Smider, in his capacity as the Restricted Person (as hereinafter defined); and Vaughn Smider, in his capacity as the Members’ Representative (as hereinafter defined).
Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in Article 1.
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”) and each Company Interest that is issued and outstanding immediately before the Effective Time will be canceled and converted into the right to receive the Merger Consideration, all upon the terms and subject to the conditions set forth herein;
WHEREAS, the manager of the Company (the “Company Manager”) has, upon the terms and subject to the conditions set forth herein, duly adopted resolutions (i) determining that the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of the Company and its members, (ii) approving this Agreement and the Transactions in accordance with the Delaware Limited Liability Company Act (the “DLLC Act”), (iii) directing that this Agreement be submitted to the members of the Company for adoption, and (iv) recommending that the members of the Company adopt this Agreement and approve the Transactions;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company is delivering to Parent a written consent action representing the Company Equityholder Approval (as hereinafter defined) in accordance with the DLLC Act and the Company Charter Documents;
WHEREAS, the board of directors of Parent and the manager of Merger Sub have, upon the terms and subject to the conditions set forth herein, unanimously and duly approved and declared advisable this Agreement and the Transactions, and Parent, in its capacity as the sole member of Merger Sub, has adopted this Agreement, in each case, in accordance with the DLLC Act;
WHEREAS, Parent, Merger Sub, the Company and the Members desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE 1.

CERTAIN DEFINITIONS

For purposes of the Agreement:
“Affiliate” shall mean a Person who is related to another Person such that such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.
“Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any governmental authority, all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder, as well as foreign equivalents of any of the foregoing.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in San Diego, California are authorized by applicable Legal Requirement or executive order to be closed.
“Closing Cash” shall mean the aggregate amount of cash in the Company’s bank accounts immediately prior to the Closing as evidenced by any statement or certificate reasonably acceptable to Parent.

“Closing Payments” shall mean the payments referred to in Section 2.5(b).
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Company Contract” shall mean any Contract (including all material amendments, modifications, extensions or renewals with respect thereto) to which the Company is a party and which fall into any of the following categories:
i.of the sort which, if the Company were a reporting company under the Exchange Act, would be required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC;
ii.that contains a covenant restricting the ability of the Company to (i) compete in any business or with any Person or in any geographic area, or (ii) generate or isolate or commercialize antibodies (for its own account or for the benefit of Persons other than the Contract counterparty) against any particular target or disease;
iii.that contains a “most-favored-nation” type of provision;
iv.with any Affiliate or member of the Company;
v.between the Company and any Company employee, with regard to employment services or compensation;
vi.between the Company and any Company consultant, with regard to consultant services or compensation;
vii.which entitles any Person to any payment or benefit in the event of a change in control of the Company (whether or not any other eventuality must also occur in order for the Person to be so entitled);

viii.under which the Company is the lessee of, or is provided the use of, (i) any equipment or other tangible property owned by any third party, (ii) any employees employed by any third party, or (iii) any real property;
ix.any Contract containing provisions restricting the Company’s right to seek, hire or retain any employees, customers, vendors, suppliers or other service providers;
x.which primarily relates to (i) the granting to the Company of any license in or to any Licensed Intellectual Property, or (ii) the granting by the Company to a third party of any license in or to any Intellectual Property;
xi.relating to any joint venture, partnership or other similar arrangement involving co-investment, collaboration, partnering or a sharing of liabilities, revenues, profits or losses with a third party;
xii.with a Governmental Entity;
xiii.pursuant to which any Indebtedness of the Company is outstanding or may be incurred or pursuant to which the Company has guaranteed any Indebtedness of any other Person;
xiv.pursuant to which the Company or any other party thereto has continuing obligations, rights or interests relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company is currently engaged in research or development;
xv.which relate to (i) the disposition or acquisition of any material assets or properties, or (ii) any merger or other business combination transaction; and
xvi.any Contract which commits the Company to enter into any of the foregoing.
“Company Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.
“Company Interests” shall mean all Units or other limited liability company membership interests of the Company.
“Company Material Adverse Effect” shall mean, in reference to any fact, circumstance, event, change or occurrence, any such fact, circumstance, event, change or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes or occurrences, has or would reasonably be expected to have a material adverse effect on the results of operations or financial condition of the Company, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (a) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) conditions (or changes therein) in any industry or industries in which the Company operates, (c) any change in Legal Requirements or GAAP or interpretation of any of the foregoing, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, or (e) pandemics, storms, earthquakes or other natural disasters; except, in the case of the foregoing clauses (a), (b), (c), (d) and (e), to the extent that any such condition has a materially disproportionate adverse effect on the Company, relative to other companies of comparable size to the Company operating in the industry in which the Company operates.
“Company Patents” shall mean all U.S. and foreign patents and patent applications, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof as of the date of this Agreement owned by or licensed to, or purported to be owned by or licensed to, the Company (whether exclusively, jointly with another Person, or otherwise).
“Confidentiality Agreement” shall mean the Mutual Confidentiality Agreement dated February 7, 2018, and as may be thereafter extended/amended, between Parent and the Company.
“Contract” shall mean any written or oral contract or other legally binding promise, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking (each, including all amendments thereto), whether express or implied.
“CVR” shall mean a contingent value right having the terms and conditions set forth in the CVR Agreement to be issued in accordance with Section 2.7 in respect of each Outstanding Company Interest.
“CVR Agreement” shall mean the agreement governing the terms and conditions of the CVRs, dated as of the date of this Agreement and entered into between Parent and the Members’ Representative, substantially in the form attached hereto as Exhibit C.
“D&O Indemnified Party” shall mean each individual who is or was an officer, manager, director, employee or agent of the Company at any time on or before the Effective Time who is or was entitled to indemnification pursuant to the DLLC Act, the Company Charter Documents or any Contract with such Person.
“Effective Time” shall mean the time at which the Merger becomes effective upon the Certificate of Merger being filed with the Secretary of State of the State of Delaware, or upon such later time as is agreed to in writing by the parties hereto and specified in the Certificate of Merger.
“Encumbrance” shall mean, with respect to any property or asset, any mortgage, easement, lien, pledge (including any negative pledge), security interest or other encumbrance of any nature whatsoever in respect of such property or asset.
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Authorization” shall mean any permit, license, registration, qualification, certificate, clearance, variance, waiver, exemption, certificate of occupancy, exception, franchise, entitlement, consent, confirmation, order, approval or authorization granted by any Governmental Entity.

“Governmental Entity” shall mean any foreign, federal, state or local government or body or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, administrative agency, commission or board, or any quasi-governmental or private body duly exercising any regulatory, taxing, inspecting or other governmental authority.
“Holdback Amount Unpaid” shall mean the applicable Member’s pro rata share of the Holdback Distribution Amount, before any subtractions as contemplated by the definition of “Holdback Distribution Amount.”
“Holdback Distribution” shall mean the payment of the Holdback Distribution Amount to the former holders of Outstanding Company Interests as provided for in Section 2.10.
“Holdback Distribution Amount” shall mean $500,000 minus the sum of (a) each Claimed Amount for which indemnifiability and the size of the Loss have been finally determined (and which has thereby become an established Indemnification Amount) and (b) pending final determination, each Claimed Amount for which final determination has not yet occurred.
“Indebtedness” shall mean (a) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument and all guaranties, sureties, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, any of the foregoing whether on the debtor’s account or with respect to the indebtedness of others, or (b) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person.
“Indemnifiable Claim By Third Party” means an indemnifiable claim under this Agreement resulting from the assertion of liability by any third party.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) patents and patent applications, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, any counterparts claiming priority therefrom and like statutory rights; (b) works of authorship and copyrights, and registrations and applications for registration thereof; (c) trademarks, service marks, trade dress, logos, trade names and other source identifiers, and registrations and applications for registration thereof; (d) trade secrets, business, technical and know-how information, including inventions, whether patentable or unpatentable, and confidential information; (e) rights of publicity and privacy; (f) computer software and firmware, including source code, object code, files, documentation and other materials related thereto; (g) proprietary databases and data compilations; (h) domain names and registrations and applications for registration thereof; (i) any other intellectual property; and (j) rights in any of the foregoing, including rights to sue or recover and retain Losses for past, present, and future infringement, dilution, misappropriation or other violation of any of the foregoing.
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge of Parent” shall mean the actual knowledge, after reasonable inquiry, of Matthew Foehr.
“Knowledge of the Company” shall mean the actual knowledge, after reasonable inquiry, of Vaughn Smider; provided, that reasonable inquiry is stipulated to exclude any search or other inquiry as to patents or patent applications.

“Legal Proceeding” shall mean any claim (presented formally to a judicial or quasi-judicial Governmental Entity), lawsuit, court action, suit, arbitration or other judicial or administrative proceeding.
“Legal Prohibition” shall mean any final, permanent Legal Requirement that is in effect and that prevents or prohibits consummation of the Transactions.
“Legal Requirement” shall mean any foreign, federal, state or local law, statute, code, ordinance, regulation, order, judgment, writ, injunction, decision, ruling or decree promulgated by any Governmental Entity.
“Liability” means any debt, obligation, duty, commitment or liability of any nature whatsoever (including any unknown, undisclosed, unmatured, unaccrued, unasserted, unliquidated, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty, commitment or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty, commitment or liability is immediately due and payable.
“Licensed Intellectual Property” means all Intellectual Property licensed to the Company.
“Loss” shall mean any injury, diminution of value, Tax, Encumbrance, liability, debt, loss, Legal Proceeding, judgment, settlement, order, injunction, decree, ruling, assessment, arbitration award, damage, fine, penalty, expense (including one’s own (and, if chargeable, one’s adversary’s) reasonably attorneys’ or other professional fees and expenses and court costs), or other obligations of any nature, whether absolute, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, whether or not involving the claim of another Person.
“Minotaur” means Minotaur Therapeutics, Inc.
“Outstanding Company Interests” shall mean the Company Interests issued and outstanding immediately before the Effective Time.
“Owned Intellectual Property” means all Intellectual Property in which the Company has (or purports to have) an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise).
“Ownership Interest” means, with respect to any Person, any (a) equity security in such Person, (b) option, warrant or other right to purchase, acquire or subscribe for any equity security in such Person, (c) Contract relating to the issuance of or obligating such Person to issue any equity security or any securities convertible into or exchangeable for any equity security in such Person, (d) equity appreciation, phantom equity, profits interests or similar right in such Person, or (e) security convertible into or exchangeable for any of the foregoing.
“Parent Material Adverse Effect” shall mean, in reference to any fact, circumstance, event, change or occurrence, any such fact, circumstance, event, change or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes or occurrences, has or would reasonably be expected to have a material adverse effect on the results of operations or financial condition of Parent, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (a) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) conditions (or changes therein) in any industry or industries in which Parent operates, (c) any change in Legal Requirements or GAAP or interpretation of any of the foregoing, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, or (e) pandemics, storms, earthquakes or other natural disasters; except, in the case of the foregoing clauses (a), (b), (c), (d) and (e), to the extent that any such condition has a materially disproportionate adverse effect on Parent, relative to other companies of comparable size to Parent operating in such industry or industries.
“Permitted Encumbrances” shall mean: (a) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings; (b) Encumbrances or imperfections of title, resulting from or otherwise relating to any Contracts, to the extent the Company Disclosure Letter expressly identifies such Encumbrance or imperfection of title (or such is obvious on the face of the Contract); and (c) Encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states.
“Person” shall mean any individual or Entity.
“Representatives” means, when used with respect to any Person, such Person’s officers, directors, managers, employees, agents, bona fide potential financing sources, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by or on behalf of such Person or any of the foregoing).
“Restricted Business” means the development or exploitation of long/ultra-long H3 transgenic animal platform technology for the generation and discovery of antibodies, for use in humans, upon immunization of genus-bos animals or of other animals with genus-bos genes. It is expressly and specially agreed, however, that “Restricted Business” does not include the performance of Applied Biomedical Science Institute’s work under any project funded by the National Institutes of Health or any other governmental or non-profit entity, and does not include any activities by Minotaur so long as the Minotaur License (including, without limitation, Section 2.6 thereof) remains in effect (including as it may be amended).
“Scripps License” means the Exclusive License Agreement dated as of July 2, 2020 between Taurus and The Scripps Research Institute, as it may hereafter be amended.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the United States Securities Act of 1933, as amended.
“Subsidiary” shall mean an Entity that is related to another Entity such that such other Entity directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such other Entity to elect at least a majority of the members of such Entity’s board of directors or comparable governing body; or (b) more than 50% of the outstanding equity interests issued by such Entity.
“Tax” or “Taxes” shall mean (a) all federal, state, local or foreign taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes or other taxes any kind whatsoever, and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (a).
“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means worldwide.
“Total Merger Consideration” shall mean (a) the sum of $4,500,000, plus the amount of the Closing Cash, less the aggregate amount of the Closing Payments, plus (b) a number of CVRs equal to the number of Outstanding Company Interests, plus (c) the right to receive, at the time of the Holdback Distribution as provided in Section 2.10, the Holdback Distribution Amount.
“Transaction Expenses” shall mean all amounts paid or payable by the Company in connection with the preparation, negotiation, execution or performance of this Agreement and the Transactions, including the fees and expenses of the Company’s legal counsel, financial advisors and accountants.
“Transactions” shall mean the transactions contemplated by this Agreement, including the Merger, and shall also include, unless the context clearly otherwise requires, the Minotaur License and the Minotaur Services Agreement.
ARTICLE 2.

THE MERGER; EFFECTIVE TIME
Section 2.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLC Act, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving Entity in the Merger (the “Surviving Company”).
Section 2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLC Act. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
Section 2.3 Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company will cause a properly executed certificate of merger conforming to the requirements of the DLLC Act (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware on the Closing Date. The Merger shall become effective at the Effective Time.
Section 2.4 Certificate of Formation and Limited Liability Company Agreement; Officers and Manager. At the Effective Time:
a.Subject to Section 6.3(a), (i) the certificate of formation of the Company as in effect immediately before the Effective Time, shall be amended as a result of the Merger so as to read in its entirety in the form of the certificate of formation of Merger Sub, except that the name of the Surviving Company shall be “Taurus Biosciences, LLC” and, as so amended, shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Legal Requirements, and (ii) the limited liability company agreement of the Company, as in effect immediately before the Effective Time, shall be amended as a result of the Merger to read in its entirety in the form of the limited liability company agreement of Merger Sub, except that the name of the Surviving Company shall be “Taurus Biosciences, LLC” and, as so amended, shall be the limited liability company agreement of the Surviving Company, until thereafter duly amended as provided therein, or as provided by the certificate of formation of the Surviving Company or by applicable Legal Requirements.
b.The manager and officers of Merger Sub immediately before the Effective Time shall be the initial manager and officers, respectively, of the Surviving Company, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.
Section 2.5 Closing.
a.The closing of the Transactions (the “Closing”) will take place at 10:00 a.m. (San Diego time) on the date hereof, or on such other date or at such other time and place as the parties hereto may mutually agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. The Closing shall be held at the offices of Stradling Yocca Carlson & Rauth, A Professional Corporation, located at 4365 Executive Drive, Suite 1500, San Diego, California 92121, unless another place is agreed to in writing by the parties. At the Closing, documents and signature pages may be exchanged remotely via email/.pdf or other electronic exchange (with originals to be delivered to the other parties as soon as reasonably practicable after the Closing and requested by such other party).
b.At the Closing, Parent shall pay all known Liabilities of the Company (i.e., shall pay the Closing Payments) pursuant to a schedule (certified by an officer of the Company to be true and correct) delivered to Parent at least one Business Day (but in no event more than four Business Days) before the Closing by an officer of the Company, to the respective holders of such Liability obligations, including without limitation:
i.all Indebtedness;
ii.any unpaid fees and expenses for legal services rendered by Pillsbury Winthrop Shaw Pittman LLP to the Company through the Closing;
iii.any unpaid fees and expenses for legal services rendered by Morrison & Foerster LLP to the Company through the Closing;
iv.any unpaid fees and expenses for legal services rendered by Crosbie Gliner Schiffman Southard & Swanson LLP to the Company through the Closing;
v.any unpaid patent cost reimbursement owed to The Scripps Research Institute pursuant to the Scripps License; and
vi.any unpaid fees and expenses for services rendered to the Company through the Closing by any other attorneys, any accountants and any financial advisors.

Section 2.6 Closing Deliveries. At the Closing:
a.The Company shall deliver, or cause to be delivered, to Parent or any other Person designated by Parent (unless the delivery is waived in writing by Parent), the following documents, in each case duly executed or otherwise in proper form:
i.A certificate, in a form satisfactory to Parent, signed by the Company Manager and dated as of the Closing Date, certifying: (A) the Company Charter Documents; (B) the satisfaction by the Company of all advance notice rights, if any, pursuant to the Company Charter Documents and the DLLC Act (or the enforceable waiver thereof by every Person entitled to such advance notice); and (C) the resolutions of the Company Manager (I) determining that it is in the best interests of the Company and the Members, and declaring it advisable, to enter into this Agreement, (II) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (III) recommending adoption of this Agreement and approval of the Transactions, including the Merger, by the Members;
ii.A good standing certificate with respect to the Company issued by the Delaware Secretary of State, dated as of a date not more than ten Business Days before the Closing Date;
iii.Payoff letters, in form and substance satisfactory to Parent, from each holder of Indebtedness or Transaction Expenses or other Liabilities to be paid by Parent pursuant to Section 2.5(b) evidencing the discharge or payment in full of the applicable Liability to such holder and releasing the Company, Parent and their respective Affiliates from any and all claims that such holder of Liabilities may have against the Company (or, through the Company, against any Affiliate of the Company or against Parent or any Affiliate of Parent) at the Effective Time, in each case duly executed by each holder of such of Liabilities, and with an agreement to upon request provide termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all Encumbrances relating to such of Liabilities, together with proper authority to file such termination statements or other releases at and following the Closing;
iv.Liability satisfaction letters, in form and substance satisfactory to Parent, from each service provider owed money or equity interests by the Company (including Applied Biomedical Science Institute), evidencing the issuance of Units to such service providers as satisfaction in full of the applicable claims of such service providers for money or equity interests and releasing the Company, Parent and their respective Affiliates from any and all claims that such service providers may have against the Company (or, through the Company, against any Affiliate of the Company or against Parent or any Affiliate of Parent) at the Effective Time, in each case duly executed by such service provider, and with an agreement to upon request provide termination statements on Form UCC-3, or other appropriate releases, which when filed will release and satisfy any and all Encumbrances relating to such claims, together with proper authority to file such termination statements or other releases at and following the Closing;
v.A “terminal assignment” in favor of the Company executed and acknowledged by Applied Biomedical Science Institute, assigning to the Company (free and clear of all Encumbrances) all of Applied Biomedical Science Institute’s right, title and interest in and to any and all Intellectual Property which pertains to the Restricted Business (identifying and assigning such Intellectual Property with specificity insofar as possible and also assigning generally all other (unspecified) Intellectual Property which pertains to the Restricted Business), including United States provisional Patent No. 62/925,740 (“Chimeric Cytokine Modified Antibodies and Methods of Use Thereof”) (the “Provisional

IL-15 Patent”) as well as any and all related rights, including as to (i) all patent applications filed either from the Provisional IL-15 Patent or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (ii) any and all patents that issue from the foregoing patent applications, (iii) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications, and (iv) all counterparts of any of the foregoing in any jurisdiction throughout the world;
vi.Resignations, in customary form, of each manager, director and officer of the Company, which resignations shall be effective as of the Effective Time;
vii.(A) A properly executed statement, dated as of the Closing Date, stating under penalties of perjury that the Company is not, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, in form and substance reasonably acceptable to Parent, and (B) proof reasonably satisfactory to Parent that the Company has provided notice of such verification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), if such is required;
viii.Evidence reasonably satisfactory to Parent that the Company has (A) obtained consents or approvals from all parties in the absence of whose consent or approval the consummation of the Merger and the Transactions would violate or constitute a default under any Company Contract, and (B) obtained, made or received all consents or approvals of, or filings, declarations or registrations with, any Governmental Entity necessary for the execution and delivery of this Agreement and the CVR Agreement by the Company and the consummation by the Company of the Transactions, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLC Act;
ix.A counterpart signature page to the CVR Agreement, duly executed by the Members’ Representative;
x.Copies of the fully executed Commercial License Agreement (the “Minotaur License”) and Master Services Agreement (the “Minotaur Services Agreement”), each dated on or before the Closing Date and entered into by and between the Company and Minotaur, inclusive of any and all amendments thereto, in form and substance satisfactory to Parent, and complete and correct copies of the certificate of incorporation and bylaws of Minotaur, in each case as amended through the date of this Agreement;
xi.Counterpart signature pages to the fully completed Professional Services Agreement and Consultant Confidential Information and Invention Assignment Agreement, each dated the Closing Date and in form and substance satisfactory to Parent, duly executed by Vaughn Smider; and
xii.All other instruments, agreements, certificates and documents required to be delivered by the Company at or before the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Parent or Merger Sub has reasonably requested before the Closing.
b.Parent shall pay, or cause to be paid, the Closing Payments, in the amounts and to the payees set forth in the schedule delivered to Parent by the Company as provided in Section 2.5(b) and shall deliver, or cause to be delivered, to the Company or any other Person designated by the Company

(unless the delivery is waived in writing by the Company), in each case duly executed or otherwise in proper form, all instruments, agreements, certificates and documents required to be delivered by Parent or Merger Sub at or before the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as the Company has reasonably requested before the Closing.
Section 2.7 Conversion of Company Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any member of the Company or member of Merger Sub:
a.any Company Interests then held by the Company (or held in the Company’s treasury) shall cease to exist, and no consideration shall be paid in exchange therefor;
b.any Company Interests then held by Parent, Merger Sub or any other wholly-owned Parent Subsidiary shall cease to exist, and no consideration shall be paid in exchange therefor;
c.except as provided in clauses (a) and (b) above, each issued and outstanding Company Interest shall be converted into the right to receive a portion of the Total Merger Consideration as follows:
i.an amount in cash equal to the quotient of (A) the sum of $4,500,000, plus the amount of the Closing Cash, less the aggregate amount of the Closing Payments, divided by (B) the number of Outstanding Company Interests;
ii.at the time set forth in Section 2.10 for payment of the Holdback Distribution, an amount in cash equal to the quotient of (A) the Holdback Distribution Amount (if any), divided by (B) the number of Outstanding Company Interests;
iii.at the time of any supplemental post-365th-day Holdback Distribution Amount distributions described in Section 2.10, an amount in cash equal to the quotient of (A) such supplemental payment amount, divided by (B) the number of Outstanding Company Interests; and
iv.one CVR
d.(all referred to herein, as applicable in context per former Outstanding Company Interest, as the “Merger Consideration”); and
e.all of the limited liability company membership interests of Merger Sub then outstanding shall be converted into all of the limited liability company membership interests of the Surviving Company, such that immediately after the Effective Time Parent shall, as the former holder of all the limited liability company membership interests of Merger Sub, own all the limited liability company membership interests of the Surviving Company.
Section 2.8 Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Interests outstanding immediately before the Effective Time shall cease to exist as provided in Section 2.7 and all holders of Company Interests that were outstanding immediately before the Effective Time shall cease to have any rights as members of the Company except the right to receive the applicable Merger Consideration therefor; and (b) the limited liability company membership interest transfer books of the Company shall be closed with respect to all Company Interests. No further transfer of any such Company Interests shall be made on such limited liability company membership interest transfer books after the Effective Time.

Section 2.9 Exchange Procedures.
a.Surrender of a Member’s Company Interests requires only that such Member duly execute this Agreement in order to trigger payment of the applicable Merger Consideration with respect to such Member’s Company Interests. Each Member acknowledges and agrees that all of such Member’s Company Interests are hereby surrendered to be exchanged for the applicable Merger Consideration on the terms set forth herein and that the Merger Consideration paid in exchange for such Member’s Company Interests shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Interests.
b.Parent shall ensure that, after the Merger and upon surrender to Parent of Company Interests, the holder of such Company Interests shall promptly receive in respect thereof the applicable Merger Consideration (including the CVRs and any payment distributed between the Effective Time and the time of such surrender on the CVRs), without interest. Payment of the cash portion of the applicable Merger Consideration shall be made by Parent to each Member by wire transfer of immediately available funds in accordance with the wire transfer instructions provided no less than three Business Days before the Closing Date in writing by the Company to Parent.
c.Neither Parent nor the Surviving Company shall be liable to any holder of Company Interests for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat Legal Requirements.
d.Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger or this Agreement to any holder of Outstanding Company Interests, such amounts as Parent or the Surviving Company are required to deduct and withhold under the Code with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the appropriate Tax authority or other Governmental Entity by Parent or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Outstanding Company Interests, in respect of whom such deduction and withholding was made by Parent or the Surviving Company.
Section 2.10 Holdback Distribution(s). The Holdback Distribution shall be made on the 365th day after the date of this Agreement; provided, that if as of such 365th day there is any Claimed Amount for which final determination has not yet occurred (and for which the Holdback Distribution Amount is therefore reduced pending final determination), then upon any final determination of non-indemnifiability or of a smaller size of Loss, within 30 days thereafter a supplemental Holdback Distribution shall be made in respect of the indicated amount (or applicable portion thereof) that had been held back beyond such 365th day.
ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member hereby represents and warrants to Parent and Merger Sub solely with respect to such Member, of the date of this Agreement, which representations and warranties shall however be deemed qualified by disclosures set forth in the letter delivered by the Company to Parent before the execution of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3 and in Article 4. The disclosures in any section or subsection of the Company

Disclosure Letter shall qualify only the corresponding section or subsection in this Article 3 or in Article 4 and any other Sections where the applicability thereof is clearly apparent from the face of such Company Disclosure Letter:
Section 3.1 Ownership. All of the Company Interests set forth opposite such Member’s name on Exhibit A hereto under the “Number of Interests Units” column are owned beneficially and of record by such Member free and clear of any Encumbrances or any other restrictions on transfer (except for Permitted Encumbrances). Such Member is not party to any option, warrant, purchase right or other Contract (other than this Agreement) that (including upon the occurrence of any contingency or event) requires such Member to sell, transfer or otherwise dispose of any Company Interests or any direct or indirect interest therein. Such Member is not party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Company Interests. Such Member has good and valid title to such Member’s Company Interests.
Section 3.2 Authority; Non-Contravention.
a.Such Member has all requisite power and authority (and, if an individual, legal capacity) to execute and deliver this Agreement and to perform his, her or its obligations hereunder, including, but not limited to surrendering such Member’s Company Interests as provided herein for payment as provided herein. Such Member has duly executed and validly delivered this Agreement, which constitutes a valid and legally binding obligation of such Member, enforceable against such Member in accordance with its terms and conditions, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
b.Such Member is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the execution and delivery of this Agreement by such Member or the consummation of the Transactions. To the extent that such Member is an Entity, the execution and delivery of this Agreement by such Member and the consummation by such Member of the Transactions have been duly authorized by all necessary action on the part of such Member (including by the board of directors, manager, managing member, or other managing body of such Member, if required) and no other corporate, limited liability company or other action, as the case may be, on the part of such Member is necessary to authorize the execution and delivery of this Agreement by such Member or the consummation by such Member of the Transactions.
c.Neither the execution and the delivery of this Agreement, the performance by such Member of his, her or its obligations hereunder nor the consummation of the Transactions will (i) violate any Legal Requirement applicable to such Member, (ii) if such Member is an Entity, violate or conflict with any provision of the undersigned’s governing documents, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or give rise to any obligation of such Member to make any payments under, any material Contract to which such Member is a party, (iv) require any notice to, filing with or authorization, consent or approval of any Person (other than a Governmental Entity), or (v) result in the creation of any material Encumbrance on such Member’s Company Interests.
d.Such Member is not aware of any obligation or liability to pay any fees or commissions to any broker, finder, financial adviser, investment banker or agent with respect to the Transactions based upon any agreements, Contracts or other arrangements made by or on behalf of such

Member for which the Company, Parent, the Surviving Company or any of their respective Affiliates would be responsible.
ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as set forth in all the respective sections of this Article 4, which representations and warranties shall however be deemed qualified by disclosures set forth in the Company Disclosure Letter:
Section 4.1 Organization, Standing and Power.
a.The Company is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary.
b.The Company has no Subsidiaries and has never had any Subsidiaries.
c.The Company has delivered to Parent complete and correct copies of the certificate of formation and limited liability company agreement of the Company, in each case as amended through the date of this Agreement (the “Company Charter Documents”). The Company has made available to Parent and its representatives true and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting, including in each case a summary of any resolutions adopted by the Company Manager), of all meetings of the members, the Company Manager and each committee thereof, if any, held since its formation.
Section 4.2 Capitalization.
a.The only authorized Ownership Interests of the Company are Units. At the execution and delivery of this Agreement the only Company Interests outstanding are, and as of the Effective Time the only Company Interests outstanding will be, 141,612 Units outstanding, all as specified on Exhibit A hereto. Collectively, the Members hold of record and own beneficially, free and clear of any Encumbrances or any other restrictions on transfer (except for Permitted Encumbrances), all of the issued and outstanding Company Interests. There are no other issued and outstanding Ownership Interests of the Company other than the Company Interests. Since its formation, the Company has not issued, or reserved for issuance, any securities convertible into or exchangeable or exercisable for any of its Ownership Interests.
b.There are no outstanding contractual obligations of the Company requiring the issuance, sale, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, any Company Interests. There are no options or warrants outstanding to purchase any Company Interests and the Company has never issued any options or warrants to purchase any Company Interests. There are no bonds, debentures, notes or other indebtedness or liabilities of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters.
Section 4.3 Authority; Non-contravention; Voting Requirements.
a.The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and the CVR Agreement and, subject to the holders of a majority of outstanding Company Interests of the Company entitled to vote thereon voting in favor of the adoption of this Agreement and approval of the Transactions (the “Company Equityholder Approval”), to perform its obligations hereunder and consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the CVR Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Company Manager, and except for obtaining the Company Equityholder Approval, no other limited liability company action on the part of the Company or any member of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the CVR Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
b.The Company Manager has, upon the terms and subject to the conditions set forth in this Agreement, unanimously duly adopted resolutions by written consent (i) determining that this Agreement and the Transactions are advisable and in the best interests of the Company and its members, (ii) approving this Agreement and the Transactions, including the Merger, in accordance with the DLLC Act, (iii) directing that this Agreement be submitted to the members of the Company for adoption, and (iv) recommending that the members of the Company adopt this Agreement and approve the Transactions.
c.Neither the execution and delivery of this Agreement by nor the execution and delivery of the CVR Agreement by the Members’ Representative nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the filing referred to in Section 4.4 is made, (x) violate any Legal Requirement applicable to the Company or (y) violate or constitute a default under any Company Contract.
d.The Company Equityholder Approval is the only vote or approval of the holders of limited liability company membership interests of the Company (or of any class or series thereof) which is necessary to adopt this Agreement and approve the Transactions and the Company has obtained the Company Equityholder Approval on or before the date of this Agreement.
e.The Company Manager personally and exclusively possesses all of the authority (for and on behalf of the Company) customarily associated with sole managers of Delaware manager-managed limited liability companies.
Section 4.4 Governmental Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLC Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by the Company and the Members, the execution and delivery of the CVR Agreement by the

Members’ Representative, and the consummation by the Company, the Members and the Members’ Representative of the Transactions.
Section 4.5 Liabilities.
a.The Company has (and as of the Effective Time will have) no liabilities of any nature (whether accrued, absolute, determined, determinable, fixed or contingent), except (i) Transaction Expenses, (ii) $250,000 in principal amount of Indebtedness (plus accrued interest) consisting of promissory notes payable to certain Members that will be paid at the Closing pursuant to Section 2.5(b), and (iii) other liabilities that will be paid at the Closing pursuant to Section 2.5(b).
b.Since its formation, (i) except for actions taken in connection with this Agreement and the Transactions, the Company has conducted its business in all material respects in the ordinary course, and (ii) there has not been any Company Material Adverse Effect or any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.6 Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened Legal Proceeding by or against the Company or relating to the Company or its properties or assets, nor is there any injunction, order, judgment, ruling or decree imposed upon the Company, in each case, by or before any Governmental Entity.
Section 4.7 Compliance With Legal Requirements; Governmental Authorizations. The Company is in compliance in all material respects with all Legal Requirements applicable to the Company. The Company holds all Governmental Authorizations necessary for the lawful conduct of its business, and all such Governmental Authorizations are valid and in full force and effect. The Company is in compliance with the terms of all Governmental Authorizations.
Section 4.8 Bank Accounts; Powers of Attorney. A statement delivered by the Company to Parent before the date hereof, and so designated, sets forth: an accurate, correct and complete list of the names and addresses of all banks, commercial lending institutions and other financial institutions in which the Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto, and an accurate, correct and complete list of the names and addresses of all persons holding powers of attorney for the Company or for any officer or agent thereof.
Section 4.9 Tax Matters.
a.(i) The Company has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income Tax Returns and all other material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company which have not been fully paid; and (iv) to the Knowledge of the Company, no audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of the Company, and no written notice thereof has been received.
b.The Company is not a party to or bound by any Tax allocation, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the ordinary course of business the principal subject matter of which is not Taxes.
c.The Company (i) has never been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person (other than the Company) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of any Legal Requirement), as a transferee or successor, by Contract, or otherwise.
d.There are no liens for Taxes upon any material property or other material assets of the Company.
e.All income and other material Taxes required to be withheld, collected or deposited by or with respect to the Company have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity.
f.The Company is a not a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).
g.The Company has not been a party to a transaction governed in whole or part by Code Section 355.
h.No position has been taken on any Tax Return with respect to the business or operations of the Company for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Company. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax under Section 6662 of the Code.
i.The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).
j.The Company has delivered or made available to Parent complete and accurate copies of all Tax Returns of the Company for each fiscal year since the Company’s formation.
k.The Company has, at all times since its inception, been taxable as a partnership and not as a corporation. Neither the Company nor any of its members has ever made any election or filed any Tax Return inconsistent with the foregoing sentence.
l.The Company Manager has taken into full consideration the difficulty of determining with certainty from the tax literature whether the IRS would take the position that the taxable gain or loss of holders of Outstanding Company Interests as a result of the Merger would be based on “closed transaction” treatment or the IRS would take the position that the taxable gain or loss of holders of Outstanding Company Interests as a result of the Merger would be based on “open transaction” treatment; and that the tax value assigned to the CVRs for the purposes of “closed transaction” tax treatment (if such treatment were applicable) might differ from the tax value which the Company or any holder of Outstanding Company Interests might consider to be appropriate or accurate.

Section 4.10 Employee Benefits and Labor Matters.
a.The Company has never had any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other material employee plan or agreement or similar Contract maintained by the Company and with respect to which the Company would reasonably be expected to have any liability (each, a “Company Plan”). The Company is in material compliance with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements. There never have been any Company Plans that constitute “employee pension plans” (as defined in Section 3(3) of ERISA) and are intended to be Tax qualified under Section 401(a) of the Code. The Company has never contributed or been obligated to contribute to an “employee benefit plan” subject to Title IV of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or an “employee benefit plan” subject to Sections 4063 or 4064 of ERISA.
b.The Company has no liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof under any Company Plans.
c.There are no claims, lawsuits, arbitrations or audits asserted or instituted against any Company Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company or any employee or administrator thereof in connection with the existence, operation or administration of a Company Plan.
d.The Company has no employees and has not had any since its formation. There is no agreement or arrangement for any Person to provide (or “lease”) personnel to or for the use of the Company, or to second personnel to or for the use of the Company, except for agreements or arrangements which the Company and the counterparty thereto have agreed are being wholly terminated (without liability to the Company) as of no later than the Closing.
e.There is no stay or severance or bonus or employment agreement or other similar Contract between the Company and any of its managers, directors, officers, employees or consultants.
f.The Company has not committed any unfair labor practice, nor has there been any charge or complaint of unfair labor practice filed or threatened against the Company before the National Labor Relations Board or any other Governmental Entity. There has been no complaint, claim or charge of discrimination filed or threatened against the Company with the Equal Employment Opportunity Commission or any other Governmental Entity.
g.The Company has never had an employee equity incentive plan.
Section 4.11 Contracts.
a.The Company has made available to Parent correct and complete copies of each Company Contract.
b.Each Company Contract is valid and binding on the Company and on each other party thereto, subject to the Bankruptcy and Equity Exception, and is in full force and effect, and the Company has performed all obligations required to be performed by it before the date hereof under each Company Contract and, to the Knowledge of the Company, each other party to each Company Contract has performed all obligations required to be performed by it before the date hereof under such Company Contract, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to result in an allegation of material breach thereof. With respect to each

Company Contract, the Company has not provided to or received from any counterparty thereto any written notice announcing, contemplating or threatening to, and, to its Knowledge, the Company is not otherwise aware of any intention by any counterparty thereto to: (A) repudiate, terminate or not renew such Company Contract, or (B) seek the renegotiation of such Company Contract in any material respect.
c.The Company has not received or enjoyed any benefit, inducement or incentive from any Governmental Entity which will, as a result of this Agreement or the Transactions or the reduction of or (should it occur) cessation of the Company’s business operations in the geographic area where they are currently conducted or the reduction in force of or (should it occur) the termination of any or all Company employees, result in any clawback, recapture, recoupment, repayment obligation, penalty, Tax or other such liability.
Section 4.12 Environmental Matters.
a.The Company is and always has been in compliance with (i) all applicable Legal Requirements concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes (“Environmental Laws”), and (ii) any Governmental Authorizations required, issued, held or obtained under Environmental Laws for the operations of the Company.
b.There has been no violation of, and the Company has never received any written notice or report regarding any actual or alleged violation of, any Environmental Law or any liabilities of the Company arising under Environmental Laws. No event has occurred, and no circumstance exists, at any location or in connection with the business or assets of the Company, in each case that to the Knowledge of the Company could reasonably be expected to (with or without notice or lapse of time): (i) materially prevent, hinder or limit continued compliance with Environmental Laws; (ii) give rise to any investigatory, monitoring, remedial or corrective action obligations pursuant to Environmental Laws, which obligations are or would be material; or (iii) result in the imposition of any material Liability or costs pursuant to any Environmental Law.
Section 4.13 Intellectual Property.
a.Exhibit B hereto sets forth as of the date hereof a true, complete and correct list of all Company Patents, and identifies which are Owned Company Patents and which are not.
b.The Company is the sole and exclusive assignee (or otherwise the sole and exclusive owner) of all Company Patents that are Owned Intellectual Property (“Owned Company Patents”). All Owned Company Patents are subsisting, in full force and effect and have not lapsed, expired or been abandoned.
c.To the Knowledge of the Company, the actions of the Company in the conduct of its business do not, never have, and have not been alleged to infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of, or otherwise violate any valid and enforceable Intellectual Property of any Person. The Company has not received any notice or other communication asserting or alleging that the actions of the Company in the conduct of its business infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of, or otherwise violate any valid and enforceable Intellectual Property of any Person. No settlement agreements, consents, orders, forbearances to sue or similar obligations to which the Company is a party limit or restrict any rights of the Company in and to any Company Patents or other Company Intellectual Property.
d.No third party has challenged or has threatened to challenge the Company’s (or, to the Knowledge of the Company, the Company’s licensor’s) right, title or interest in, to or under any Company Patent or other Company Intellectual Property, or the validity, enforceability or claim scope of any (now- or hereafter-) issued patent within the Owned Company Patents (or, to the Company’s Knowledge, any other Company Patents), nor are there any facts known to the Company that the Company believes are reasonably likely to give rise to a conclusion of invalidity, unenforceability or narrowing of claim construction of any (now- or hereafter-) issued patent within the Company Patents. No interference, inter partes review, post-grant review, opposition, reissue, reexamination or other Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened in writing, in which the ownership, scope, validity or enforceability of any Owned Company Patent is being, has been or would be contested or challenged. To the Knowledge of the Company, no interference, inter partes review, post-grant review, opposition, reissue, reexamination or other Legal Proceeding is or has been pending or threatened in writing, in which the ownership, scope, validity or enforceability of any Company Intellectual Property other than Owned Company Patent is being, has been or would be contested or challenged.
e.No Person has asserted or threatened a claim which if adversely resolved would adversely affect the Company’s ownership or license rights to or under (nor are there any facts known to the Company that the Company believes are reasonably likely to adversely affect the Company’s ownership or license rights to or under) any of the Company Patents or other Company Intellectual Property.
f.To the Knowledge of the Company, (i) all Company Patents have been prosecuted in good faith, (ii) there are no inventorship challenges to any Company Patents, (iii) no interference has been declared or provoked relating to any Company Patents, (iv) all issued patents within the Company Patents are valid and enforceable, and (v) all required maintenance and annual fees for all issued patents within the Company Patents have been fully paid, and all fees paid during prosecution and after issuance of any patents within the Company Patents have been paid in the correct entity status amounts, with respect to such patents. To the Knowledge of the Company, there does not exist any material fact that the Company reasonably believes would (i) preclude the issuance of any patents from patent applications included in the Company Patents, (ii) render any (now- or hereafter-) issued patents included in the Company Patents invalid or unenforceable, or (iii) cause any claims included in the Company Patents to be materially narrowed.
g.The Company has taken all commercially reasonable steps and precautions to protect and maintain the confidentiality of all confidential know-how, trade secrets and other confidential items included within the Company Intellectual Property and otherwise to maintain and protect the value of all such confidential know-how, trade secrets and other confidential items.
h.Other than pursuant to the express terms of the Minotaur License, the Company has not granted, licensed or conveyed to any third party, pursuant to any written or oral contract, agreement, license or other arrangement, any license or other right, title or interest in, to or under (i) any Company Intellectual Property, or (ii) any future intellectual property (or any tangible embodiment thereof) that may be developed from Company Intellectual Property.

i.With respect to in-licensed Company Intellectual Property: the Company possesses appropriate, valid and subsisting in-licenses to all such in-licensed Company Intellectual Property; neither party is in breach of any such in-license; there exists no default which (or condition which, with the passage of time, the giving or notice or both) would give rise to a right to terminate, convert rights to non-exclusive or otherwise limit rights granted to the Company under any such in-license; neither party thereto has terminated or non-renewed any such in-license nor expressed an intent to do so; each such in-license is an exclusive in-license; no such in-license contains any diligence or milestones obligation which if not satisfied would allow the counterparty to terminate the in-license; and no such in-license has a scheduled expiration date which is sooner than December 31, 2035.
j.The Company has never disclosed confidential information or other confidential items (including any tangible embodiment) included within Company Intellectual Property to a third party without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use (other than research uses only) thereof, other than the disclosure of patent rights after the filing of any application in respect thereof.
k.Other than pursuant to the express terms of the Minotaur License and the Scripps License, there are no royalties, fees or other amounts payable by the Company to any Person by reason of the ownership (other than customary fees and amounts payable for filing, prosecuting and maintaining patents and patent applications), use, sale or disposition of Company Intellectual Property (or any tangible embodiment thereof), and there are no obligations to pay any such royalties, fees or other amounts that are currently payable or past due.
l.To the Knowledge of the Company, no Company Intellectual Property has been infringed or misappropriated by any third party.
m.The Company has never entered into any Contract to indemnify any other person against any charge of infringement of any Intellectual Property.
n.All current and former managers, officers and employees of the Company (including “leased employees”) have executed and delivered to the Company an agreement regarding the protection of proprietary information and assigning to the Company (and requiring the assignment to the Company of) any Intellectual Property arising from services performed for the Company by such persons, the form of which has been provided to Parent. All current and former consultants and independent contractors to the Company (including “leased consultants”) have executed and delivered to the Company an agreement in the form provided to Parent regarding the protection of proprietary information and assigning to the Company (and requiring the assignment to the Company of) any intellectual property arising from services performed for the Company by such persons. No current or former employee or independent contractor of the Company is in material violation of any term of any such proprietary information/assignment agreement, or any patent disclosure agreement, intellectual property disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Company, nor has the Company waived or failed to enforce any such violation.
o.No university, Governmental Entity or other organization sponsored research and development conducted by the Company in such a way as to have any claim of right to or ownership of or other Encumbrance on any Owned Intellectual Property. No research and development conducted by the Company was performed by a graduate student or employee of any Governmental Entity.

p.The Transactions will not, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company Intellectual Property; (ii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.
Section 4.14 Assets. The Company has good and valid title to all of its assets (tangible or intangible), free and clear of any Encumbrances, other than Permitted Encumbrances. (It is understood that for in-licensed intangible assets, “good and valid title” to the asset shall be understood to mean good and valid title to the in-license agreement.) There is no agreement or arrangement for any Person to provide (or “lease”) equipment or other personal property to or for the use of the Company, except for agreements or arrangements which the Company and the counterparty thereto have agreed are being wholly terminated (without liability to the Company) as of no later than the Closing.
Section 4.15 Real Property.
(i)The Company does not own any real property, nor has the Company ever owned any real property.
(ii)The Company does not lease any real property, nor has the Company since its formation used or occupied under lease (or had the right to use or occupy under lease) any real property. There is no agreement or arrangement for any Person to provide (or “lease”) real property to or for the use of the Company, except for agreements or arrangements which the Company and the counterparty thereto have agreed are being wholly terminated (without liability to the Company) as of no later than the Closing.
Section 4.16 Insurance. A statement delivered by the Company to Parent before the date hereof, and so designated, sets forth, as of the date of this Agreement, a complete and accurate list of all policies or binders of insurance covering the Company, in each case held by the Company or any other Person (the “Insurance Policies”), setting forth, in respect of each such Insurance Policy: (a) the policy number; (b) the insurer and the named insured(s); (c) policy limits and deductibles; (d) the dates of premiums or payments due thereunder; and (e) the expiration date. Each Insurance Policy is in full force and effect. To the Knowledge of the Company, there have been no gaps in insurance coverage that could expose the Company to uninsured material liability for events that occurred before the date of this Agreement. There is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy. All premiums due and payable to date under all Insurance Policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies and Contracts.
Section 4.17 Certain Business Relationships with Affiliates. No event has occurred, and, other than entry into the Minotaur License and the Minotaur Services Agreement, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings to which the Company is a party, of the sort which, if the Company were a reporting company under the Exchange Act, would be required heretofore or ultimately to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.
Section 4.18 Products and Services. The Company has never offered or sold any product or service, except the provision of research and development services to customers, collaborators and licensees.
Section 4.19 Ordinary Course.
a.The Company has since its formation conducted its business in the ordinary course of its business and not otherwise.

b.The Company has at all times exercised commercially reasonable efforts to (i) maintain its books and records (including both detailed and summary records of scientific data) in any and all tangible and intangible media, in accordance with commercially reasonable practices, and (ii) cause its consultants and counterparties to maintain books and records pertaining to Company matters (including both detailed and summary records of scientific data) in any and all tangible and intangible media, in accordance with commercially reasonable practices; and it and they have not destroyed any of such books and records.
Section 4.20 Brokers and Other Advisors. No broker, investment banker, financial advisor, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Except for the reasonable Transactions-related fees and expenses of Pillsbury Winthrop Shaw Pittman LLP, Morrison & Foerster LLP and Crosbie Gliner Schiffman Southard & Swanson LLP, which will be paid by the Company whether or not the Merger occurs, there are and will be no other Transaction Expenses.
Section 4.21 State Takeover Statutes. No DLLC Act takeover or business-combinations statute is applicable to the Merger. The Company does not have any “poison pill” or similar antitakeover device.
Section 4.22 Bad Actor. Neither (a) any record or beneficial equityholder of the Company, or (b) any of such person’s managers, directors, executive officers, other officers that may serve as a manager, director or officer of any company in which it invests, general partners or managing members, is subject to any “Bad Actor” disqualifying event described in Rule 506(d)(1)(i) to (viii) of the Securities Act, except for disqualifying events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to Parent.
Section 4.23 Disclosure. No representation or warranty of the Company in this Agreement (as modified by the Company Disclosure Letter), including all exhibits, certificates and schedules delivered in connection herewith, and no statement in the Company Disclosure Letter, contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company and the Members that:
Section 5.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.
Section 5.2 Authority; Non-contravention.
a.Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to (as applicable) execute and deliver this Agreement and the CVR Agreement, to perform their respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of (as applicable) this

Agreement and the CVR Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their board of directors and manager, respectively, and adopted and approved by Parent as the sole member of Merger Sub, and no other corporate or limited liability company action on the part of Parent and Merger Sub or any stockholders of Parent is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of (as applicable) this Agreement and the CVR Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
b.Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the execution and delivery of the CVR Agreement by Parent, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the certificate of formation or limited liability company agreement of Merger Sub or (ii) assuming that the filing and compliance referred to in Section 4.4 are effected, (x) violate any Legal Requirement of any Governmental Entity applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, impair in any material respect the ability of Parent or Merger Sub to perform their obligations hereunder or prevent or materially delay consummation of the Transactions.
Section 5.3 Ownership and Operations of Merger Sub. Parent owns all of the outstanding limited liability company membership interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
Section 5.4 Governmental Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLC Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub, the execution, delivery and performance of the CVR Agreement by Parent or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, impair in any material respect the ability of Parent or Merger Sub to perform their obligations hereunder or prevent or materially delay consummation of the Transactions.
Section 5.5 Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened Legal Proceeding against or relating to Parent, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, impair in any material respect the ability of Parent or Merger Sub to perform their obligations hereunder or prevent or materially delay consummation of the Transactions.
ARTICLE 6.

COVENANTS; OTHER MATTERS

Section 6.1 Filings; Other Action.
a.Each of the Company, Parent, the Members’ Representative and Merger Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to applicable Legal Requirements with respect to the Transactions; and (ii) use its reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement.
b.For avoidance of doubt, the parties recognize that Parent shall, upon issuance thereof, not register the CVRs under the Exchange Act, and Parent shall have no obligation under this Agreement or the CVR Agreement to ever list or include the CVRs, or any of them, on any national securities exchange or any quotation system.
Section 6.2 Publicity.
a.So long as this Agreement is in effect, none of the Company, the Members or any of their respective Affiliates (excluding, for the avoidance of doubt, Parent and the Surviving Company after the Effective Time) shall issue or cause the publication of any press release or other public or industry announcement, statement or acknowledgment with respect to the Merger, this Agreement or any of the other Transactions. Parent and its Affiliates (including, for the avoidance of doubt, the Surviving Company after the Effective Time) shall be permitted to issue, in their sole discretion, one or more press releases or other public or industry announcements, statements or acknowledgments with respect to this Agreement or any of the Transactions, including the Merger.
b.Each Member shall, and shall cause his, her or its Affiliates to, and shall cause his, her or its and their respective Representatives to, hold in confidence the existence of this Agreement, the ancillary documents contemplated by this Agreement, and the terms hereof and thereof, and each such Person shall not disclose any such information to any other Person; provided, however, that such Person may disclose any such information: (i) that after the date of this Agreement becomes generally available to the public other than through a breach by the applicable Member, any of his, her or its Affiliates or any of his, her or its or their respective Representatives of their respective obligations under this Section 6.2(b) (ii) to his, her or its respective tax, accounting or legal Representatives who have a need to know such information and are informed of the confidential nature of such information; (iii) as required by applicable Legal Requirements, by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Person; or (iv) with Parent’s prior written consent.
Section 6.3 Indemnification of D&O Indemnified Parties.
a.From and after the Effective Time, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company pursuant to (i) any indemnification provision and any exculpation provision in favor of a D&O Indemnified Party (as such) that is set forth in the Company Charter Documents in effect as of the date of this Agreement, and (iii) any other rights to indemnification now existing in favor of any D&O Indemnified Party (as such) under any statute or any express written Contract, in each case with respect to claims arising out of matters occurring at or before the Effective Time. The certificate of formation and limited liability company agreement of the Surviving Company shall contain provisions no less favorable with respect to indemnification and exculpation from liability of present and former managers, directors and officers as set forth in the Company’s Charter Documents on the date of this Agreement, and, from and after the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any D&O Indemnified Party (as such).
b.Parent and the Surviving Company jointly and severally agree to pay all expenses, including reasonable attorneys’ fees, that are incurred by the D&O Indemnified Parties in successfully enforcing their indemnity rights and other rights provided in this Section 6.3.
c.This Section 6.3 shall survive the Effective Time and the consummation of the Merger. This Section 6.3 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Company.
Section 6.4 Further Assurances. The parties hereto shall execute and deliver such certificates and other documents and take such other actions as may be reasonably necessary or appropriate in order to effect and to more perfectly evidence the Merger and the Transactions, including, but not limited to, making filings, recordings or publications required under the DLLC Act. Without limitation, if at any time after the Effective Time any further action is necessary to vest in the Surviving Company the title to all property or rights of Merger Sub or the Company, the officers of the Surviving Company are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.
Section 6.5 Post-Closing Confidentiality.
a.From and after the Closing, each Member shall, and shall cause his, her or its Affiliates to, and shall instruct his, her or its and their respective Representatives to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning Parent, the Company or any of their respective Affiliates or any of their respective Intellectual Property (collectively, “Company Confidential Information”), except that no Member shall have any obligation under this Section 6.5 with respect to any Company Confidential Information that: (i) after the date of this Agreement becomes generally available to the public other than through a breach by the applicable Member, any of his, her or its Affiliates or any of his, her or its or their respective Representatives of their respective obligations under Section 6.2 or this Section 6.5; or (ii) is provided to the applicable Member or any of his, her or its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Parent, the Surviving Company or any of their respective Affiliates. In addition, each Member is allowed to disclose any particular item of Company Confidential Information to his, her or its respective tax, accounting or legal Representatives to the extent such tax, accounting or legal Representative has a need to know such information (in the provision of the Representative’s tax, accounting or legal services to the Member) and is informed of the confidential nature of such information.
b.From and after the Closing, no Member shall, and each Member shall cause his, her or its Affiliates not to, and shall instruct his, her or its and their respective Representatives not to, use any Company Confidential Information except as expressly authorized in writing by Parent or the Surviving Company. Each Member shall, and shall cause his, her or its Affiliates to, and shall instruct his, her or its and their respective Representatives to, take the same degree of care to protect the Company Confidential Information that such Person uses to protect his, her or its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.

c.Notwithstanding the foregoing, no Member shall be in breach of this Section 6.5 as a result of any disclosure of Company Confidential Information that is required by applicable Legal Requirements or that is required by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Member; provided, however, that the applicable Member shall give advance written notice of such compelled disclosure to Parent, and shall cooperate with Parent in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that the applicable Member shall disclose no larger portion of such Company Confidential Information than that which is legally required to be disclosed.
d.Each Member agrees to accept responsibility and liability for any breach of this Section 6.5 by any of his, her or its Affiliates or any of his, her or its or their respective Representatives.
Section 6.6 General Release.
a.Each Member, on behalf of himself, herself or itself and each of his, her or its past, present and future Affiliates, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, Representatives, investors, stockholders, members, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges the Company, its former, present and future Affiliates, parent and subsidiary companies, joint ventures, predecessors, successors and assigns (including Parent, the Surviving Company and their respective Affiliates), and their respective former, present and future Representatives, investors, stockholders, members, partners, insurers and indemnitees (collectively the “Released Parties”), of and from any and all manner of action or inaction, cause or causes of action, Legal Proceedings, Encumbrances, Contracts, promises, or Losses (whether for compensatory, special, incidental or punitive Losses, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Legal Requirement or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, and which are based on acts, events or omissions occurring up to and including the Effective Time (the “Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect any rights of: (i) the Members under this Agreement; (ii) the Members under the CVR Agreement; or (iii) the Releasing Parties to indemnification, reimbursement or advancement of expenses under the provisions of the Company Charter Documents (or any directors’ and officers’ liability insurance policy maintained by the Company in respect of the same) if any Releasing Party is made a party to a Legal Proceeding as a result of such Releasing Party’s status as an officer, manager, director or employee of the Company with respect to any act, omission, event or transaction occurring on or before the Effective Time.
b.Without limiting the generality of Section 6.6(a), with respect to the Released Claims, each Member, on behalf of himself, herself or itself and each Releasing Party, hereby expressly waives all rights under Section 1542 of the California Civil Code and any similar Legal Requirement or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Section 1542 of the California Civil Code reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542 of the California Civil Code or any similar Legal Requirement or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the Released Parties, each Member, on behalf of himself, herself or itself and each Releasing Party, expressly acknowledges that the foregoing release is intended to include in its effect all claims which any Member or any Releasing Party does not know or suspect to exist in his, her or its favor against any of the Released Parties (including unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein).
c.Each Member, on behalf of himself, herself or itself and each Releasing Party, acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but each Member, on behalf of himself, herself or itself and each Releasing Party, intends to and, by operation of this Agreement shall have, fully, finally and forever settled and released any and all Released Claims without regard to the subsequent discovery of existence of such different or additional facts.
d.Each Member, on behalf of himself, herself or itself and each Releasing Party, represents, warrants, covenants and agrees that such Releasing Party has not assigned or transferred and will not assign or transfer any Released Claim or possible Released Claim against any Released Party. Each Member, on behalf of himself, herself or itself and each Releasing Party, agrees to indemnify and hold the Released Parties harmless from any Losses or costs arising as a result of any such assignment or transfer by such Member.
e.Each Member, on behalf of himself, herself or itself and each Releasing Party, covenants and agrees not to, and agrees to cause his, her or its respective Affiliates not to, whether in his, her or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, institute or join in, or assist or encourage any third party in asserting, commencing, instituting or joining in, any Legal Proceeding of any kind whatsoever, in law or equity, in each case against the Released Parties, or any of them, with respect to any Released Claims.

Section 6.7 Vaughn Smider Covenant Not to Compete.
a.For a period commencing on the Closing Date and ending on the fourth anniversary of the date of this Agreement (the “Restricted Period”), Vaughn Smider (the “Restricted Person”) shall not, nor shall he permit any of his Affiliates to, directly or indirectly: (i) engage in or assist others in engaging (whether through employment, consultation, advisory services, representation on a board of directors or other similar governing body or by any financial or other investment) in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, manager, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships involving the Restricted Business (whether formed prior to or after the date of this Agreement) between the Surviving Company or Parent and any customer, supplier, licensee, licensor, client or distributor of the Surviving Company or Parent. Notwithstanding the foregoing, the Restricted Person may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Restricted Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person. For the avoidance of doubt, the Restricted Person may engage in the Restricted Business on behalf of Minotaur, solely to the extent that such engagement is necessary for and in compliance with the terms of any Contract entered into between the Surviving Company or Parent and Minotaur.
b.During the Restricted Period, the Restricted Person shall not, nor shall he permit any of his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any customers, suppliers, vendors, licensees, licensors, clients or distributors of the Company or Parent or potential customers, suppliers, vendors, licensees, licensors, clients or distributors of the Company for purposes of diverting their business or services, to the extent relating to the Restricted Business, from the Surviving Company or Parent, respectively.
c.If the Restricted Person breaches, or threatens to commit a breach of, any of the provisions of this Section 6.7, Parent and the Surviving Company shall have the following rights and remedies not subject to any limitations under Article 7, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent or the Surviving Company under law or in equity:
i.the right and remedy to have such provision specifically enforced by any arbitration forum or court having jurisdiction (and with any requirement for posting a bond or other security in connection therewith being hereby waived by the Restricted Person), it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of Parent and the Surviving Company and that money damages may not provide an adequate remedy to Parent and the Surviving Company; and
ii.the right and remedy to recover from the Restricted Person all monetary damages suffered by Parent or the Surviving Company, as the case may be, as the result of any acts or omissions constituting a breach of this Section 6.7.
d.The Restricted Person acknowledges that the restrictions contained in this Section 6.7 (i) are reasonable and necessary to protect the legitimate interests of Parent and the goodwill, customer relationships, and Intellectual Property purchased by Parent and (ii) constitute a material inducement to Parent to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 6.7 should ever be ruled or adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Legal Requirements in any jurisdiction, then any arbitration forum or court is expressly requested and empowered to “blue-pencil” and reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction within the Territory to the maximum time, geographic, product or service, or other limitations permitted by applicable Legal Requirements. The covenants contained in this Section 6.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision (or portion thereof) as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof (or the remaining portions of the subject covenant or provision), and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.8 Members’ Representative.
a.For purposes of (i) negotiating and settling, on behalf of the Members, any dispute that arises under this Agreement or the CVR Agreement after the Effective Time, (ii) accepting delivery of notices hereunder to the Members after the Effective Time, (iii) confirming the satisfaction of Parent’s obligations under the CVR Agreement, including receiving and reviewing the certificates and/or reports to be provided to the Members’ Representative thereunder and (iv) negotiating and settling matters with respect to the amounts to be paid to the holders of CVRs pursuant to the CVR Agreement, Vaughn Smider is hereby appointed, authorized and empowered to be the exclusive representative, agent and attorney-in-fact of the Members and holders of CVRs (the “Members’ Representative”), with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for such Members or holders of CVRs at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and the CVR Agreement, and to facilitate the consummation of the transactions contemplated hereby and thereby. By executing this Agreement, the Members’ Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Members’ Representative shall have the power to take any of the following actions on behalf of the Members: to give and receive notices, communications and consents under this Agreement and the CVR Agreement on behalf of the Members and holders of CVRs; to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and arbitration forums with respect to any disputes arising under this Agreement or the CVR Agreement; and to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Members’ Representative, in Members’ Representative’s sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 6.8.
b.The appointment of the Members’ Representative by each Member and holder of CVRs by the Members’ collective adoption of this Agreement is coupled with an interest and may not be revoked in whole or in part (including upon the death or incapacity of any member). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Member. All decisions of the Members’ Representative shall be final and binding on all of the Members and holders of CVRs, and no Member or holder of CVRs, shall have the right to object, dissent, protest or otherwise contest the same. Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Members’ Representative and any document executed by the Members’ Representative on behalf of any Member or holder of CVRs and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon by Parent absent willful misconduct by Parent. The Members’ Representative shall not be responsible for any Loss suffered by the Members or holders of CVRs arising out of any act done or omitted by the Members’ Representative in connection with the acceptance or administration of the Members’ Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.
c.In the event that the Members’ Representative dies, becomes unable to perform the Members’ Representative’s responsibilities hereunder or resigns from such position, the holders of at least 50.1% of the then outstanding CVRs shall be authorized to and shall select another representative reasonably acceptable to Parent to fill such vacancy and such substituted representative shall be deemed to be the Members’ Representative for all purposes of this Agreement and the CVR Agreement. The newly-appointed Members’ Representative shall notify Parent, the Surviving Company and any other appropriate Person in writing of his or her appointment and provide appropriate contact information for purposes of this Agreement and the CVR Agreement. Parent shall be entitled to rely upon, without independent investigation, the identity and validity of such newly-appointed Members’ Representative as set forth in such written notice. If for any reason there is no Members’ Representative at any time, all references herein to the Members’ Representative shall be deemed to refer to all of the Members.
d.The Members’ Representative shall serve without compensation.
ARTICLE 7.

SURVIVAL AND INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties. For purposes of determining each Indemnification Amount and the Total Indemnification Amount (as defined below), (a) all representations and warranties contained in Article 4 or any certificate, instrument or document delivered by the Company in connection with this Agreement (and all claims based upon preclosing covenants and agreements herein) shall survive the Closing, irrespective of any facts known to Parent at or before the Closing or any investigation at any time made by or on behalf of Parent, for a survival period of 48 months from the Effective Time, and (b) all representations and warranties contained in Article 3 or any certificate, instrument or document delivered by the Company or any Member in connection with this Agreement shall survive the Closing, irrespective of any facts known to Parent at or before the Closing or any investigation at any time made by or on behalf of Parent, until the date which is 60 days following the applicable status of limitations and no longer - provided, that if Parent delivers to the Members’ Representative, before expiration of such survival period, either a notice asserting a Loss that would constitute an Indemnification Amount, or a notice that, as a result of a Legal Proceeding instituted or claim made by a Person not a party to this Agreement, Parent reasonably expects that Parent or any other Indemnified Party may incur Losses which would constitute an Indemnification Amount, then the applicable representation, warranty, covenant or agreement will survive until, but only for purposes of, the resolution of the matter covered by such notice and the final determination of the actual Loss and the related Indemnification Amount, if any. This Section 7.1 and the determination of each of the Indemnification Amount and of the Total Indemnification Amount will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by or on behalf of Parent.
Section 7.2 Parent Representations. All representations and warranties made by Parent and Merger Sub shall terminate and expire at the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

Section 7.3 Survival of Covenants. All covenants and agreements of the parties hereto contained herein shall survive the Effective Time until fully waived in writing, performed or complied with.
Section 7.4 Indemnification by the Members and Indemnification Amount. From and after the Effective Time (but subject to Section 7.1 and Section 7.5), the Members shall hold harmless and indemnify each of Parent, any of Parent’s Affiliates, the Surviving Company or any of their respective directors, managers, officers, employees, agents, consultants, advisors, representatives and equityholders (individually the “Indemnified Party” and collectively, the “Indemnified Parties”) from and against, and shall (subject to any limitations expressly set forth herein) compensate and reimburse each Indemnified Party for 100% of the monetary value of any and all Losses directly or indirectly arising out of, relating to or resulting from any of the following, and incurred or suffered by any Indemnified Party (the monetary value of each such Loss being an “Indemnification Amount” and the aggregate monetary value of all Indemnification Amounts being, on a cumulative basis, the “Total Indemnification Amount”):
a.any inaccuracy in or breach of any representation or warranty of the Company and the Members contained in Article 4 of this Agreement or in any certificate, instrument or document delivered by the Company in connection with this Agreement;
b.any breach or inaccuracy of any representation or warranty made by the Members in Article 3 of this Agreement; provided, however, that that the indemnification obligations for any such breach or inaccuracy by a Member shall be limited to the applicable Member;
c.the nonfulfillment, nonperformance or other breach of any covenant or agreement of the Company contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto;
d.the nonfulfillment, nonperformance or other breach of any covenant or agreement of any Member contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto; provided, however, that the indemnification obligations for such a breach or nonperformance by any Member shall be limited to the applicable breaching or nonperforming Member;
e.any Transaction Expenses which are not paid in full at or before the Closing or otherwise reflected as a deduction in the determination of the Merger Consideration;
f.any Indebtedness of the Company which is not paid in full at or before the Closing;
g.any Tax arising during, or payable with respect to, any period ending on or before the Closing (or any portion of any such period) or payable with respect to anything which occurred before the Closing, whether or not known as of the Closing to be owing; and
h.any claim by any actual or purported holder of a CVR, member or former member of the Company, or any other Person, against any of the Indemnified Parties or against any actual or purported holder of a CVR, member or former member of the Company, relating to the Transactions or seeking to assert, or based upon, (i) ownership or rights to ownership of any equity securities of the Company, (ii) any rights of a member of the Company (other than the right of any actual holder of a CVR to receive such member’s portion of the Total Merger Consideration pursuant to the express provisions of this Agreement), including any option, preemptive rights or rights to notice or to vote, (iii) any rights as a member of the Company under the DLLC Act or the Company Charter Documents, in effect as of immediately before the Effective Time, (iv) any fiduciary or statutory duties of the Company or any of its managers, directors, officers or controlling persons, or (v) any claim that his, her or its equity securities of the Company were wrongfully repurchased by the Company.
Section 7.5 Limitations.
a.For purposes of Section 7.4, with respect to each representation, warranty, covenant or agreement contained in this Agreement that is subject to a “materiality,” “material,” “Material Adverse Effect,” “in all material respects” or similar qualification (but not including knowledge or Knowledge of the Company), any such qualification shall be disregarded for purposes of calculating the amount of any Losses that is subject to indemnification hereunder (but not for purposes of determining whether a breach of or inaccuracy in such representation, warranty, covenant or agreement has occurred).
b.Except in the case of fraud by such Member, the liability of each Member pursuant to Section 7.4 shall be capped at 100% of the applicable Member’s Holdback Amount Unpaid plus 50% of the Merger Consideration which would be payable to such Member pursuant to such Member’s CVRs plus (in the case of Vaughn Smider and his Affiliates only) 40% of any cash actually paid to Vaughn Smider and his Affiliates at the Closing and 40% of any Holdback Distribution Amount actually paid to Vaughn Smider and his Affiliates; provided, however, that these limits shall not apply (and, instead, the foregoing caps shall all be 100% instead of 40% or 50%) with respect to the following: (i) Section 7.4(b) (regarding any breach or inaccuracy of any representation or warranty made by the applicable Member in Article 3 of this Agreement); (ii) Section 7.4(d) (regarding the nonfulfillment, nonperformance or other breach of any covenant or agreement of the applicable Member contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto); (iii) Section 7.4(g) (regarding any Tax arising during, or payable with respect to, any period ending on or before the Closing (or any portion of any such period) or payable with respect to anything which occurred before the Closing); and (iv) clause (i) of Section 7.4(h) (regarding any claim by any actual or purported holder of a CVR, member or former member of the Company, or any other Person, in each instance other than a Member, against any of the Indemnified Parties or against any actual or purported holder of a CVR, member or former member of the Company, seeking to assert, or based upon, ownership or rights to ownership of any equity securities of the Company).
c.The obligations of each respective Member under Section 7.4 shall be limited by the principle of several-but-not-joint liability.
d.Except in the case of fraud by such Member, the obligations of each respective Member (other than Vaughn Smider and his Affiliates) under Section 7.4 (as limited under Section 7.5(a)-(c)) may be enforced only by debiting (dollar-for-dollar, upon demand and as incurred) against the Member’s Holdback Amount Unpaid and by debiting (dollar-for-dollar, upon demand and as incurred) amounts that would otherwise have been payable to the Member under the Member’s CVRs (i.e., that would otherwise have been payable to the Member in such Member’s capacity as a “Holder” under the CVR Agreement). For avoidance of doubt: except in the case of fraud by such Member, the obligations of each respective Member (other than Vaughn Smider and his Affiliates) under Section 7.4 (as limited under Section 7.5(a)-(c)) may not be enforced against any cash actually paid to such Member at the Closing, against any Holdback Distribution payments made to such Member or against any cash actually paid to such Member in such Member’s capacity as a “Holder” under the CVR Agreement.
e.The obligations of Vaughn Smider and his Affiliates under Section 7.4 (as limited under Section 7.5(a)-(c)) may be enforced not only by debiting (dollar-for-dollar, upon demand and as incurred) against the Holdback Amount Unpaid of Vaughn Smider and his Affiliates and by debiting (dollar-for-dollar, upon demand and as incurred) amounts that would otherwise have been payable to Vaughn Smider and his Affiliates under the CVRs of Vaughn Smider and his Affiliates (i.e., that would otherwise have been payable to Vaughn Smider and his Affiliates in the capacity as a “Holder” under the CVR Agreement), but also and in addition by a direct claim under Section 8.5 to recover such liability (dollar-for-dollar, upon demand and as incurred) in the form of cash (provided that, except in the case of fraud by Vaughn Smider, the amount of the recovery in the form of cash shall not exceed the sum of 40% of any cash actually paid to Vaughn Smider and his Affiliates at the Closing and 40% of any Holdback Distribution Amount actually paid to Vaughn Smider and his Affiliates). The Indemnified Party(ies) shall not be subject to any election of remedies or to any required sequencing of remedies. Notwithstanding the foregoing, no such direct claim under Section 8.5 to recover such liability shall be commenced after the date which is 24 months after the Effective Time, except in the case of fraud by Vaughn Smider.
Section 7.6 Nonpayment After and Pending Determinations. Parent shall have the right to, subject to any limitations expressly set forth herein, subtract and withhold from any sum that is or may be owed to any Member for the Holdback Distribution or in such Member’s capacity as a “Holder” under the CVR Agreement : (a) each Claimed Amount for which indemnifiability and the size of the Loss have been finally determined (and which has thereby become an established Indemnification Amount); and (b) pending final determination, each Claimed Amount for which final determination has not yet occurred.
Section 7.7 No Contribution. Without limiting the provisions of Section 6.3, no Member has and shall have, as a member or former member of the Company, (and by execution of this Agreement and acceptance of CVRs each Holder, as a member/former member of the Company, waives) any right of subrogation, indemnification or contribution against the Company or any of its pre-Merger managers or other officials with respect to any breach by the Company or any of its pre-Merger managers or other officials or any other Member of any of their respective representations, warranties, covenants or agreements in this Agreement or any duty owed by any of them to such Member (as a Holder or in a prior capacity as a member of the Company) or to the Members generally (as Holders or in their prior capacity as members of the Company), whether by virtue of any equitable, fiduciary, contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.
Section 7.8 Claim Procedure.
a.If an Indemnified Party determines to seek indemnification under this Article 7, it shall give notice in writing to the Members’ Representative (each such notice, a “Claim Notice”), which notice shall set forth such material information with respect to such claim for indemnification as is then reasonably available to the Indemnified Party and shall contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Losses that the Indemnified Party believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”). In the event that a Claim Notice is given with respect to an Indemnifiable Claim by Third Party, such notice shall be delivered to the Members’ Representative within 20 calendar days of the Indemnified Party becoming aware of such claim.
b.If the Members’ Representative disputes liability with respect to any Claimed Amount or disputes the size of the claimed Loss, the Members’ Representative shall, within 20 calendar days after receiving the Claim Notice (the “Dispute Period”), give written notice of such dispute to the Indemnified Party in which event the parties will negotiate in good faith to mutually agree to resolve such dispute. If the parties are unable to resolve the indemnifiability of such Claimed Amount and the size of the Loss within 30 calendar days after the Members’ Representative delivers such notice, then (i) such dispute shall be settled in accordance with Section 8.5 hereof upon invocation of such procedure by the Indemnified Party or the Members’ Representative, and (ii) if such dispute relates to an Indemnifiable Claim by Third Party, then pending resolution of any such dispute, the Indemnified Party shall have the right to defend, compromise, or settle such Indemnifiable Claim By Third Party (although any compromise or settlement shall require the consent of the Members’ Representative, not to be unreasonably withheld, conditioned or delayed) – but all, if it is ultimately determined that the Indemnifiable Claim By Third Party was indemnifiable, with the same indemnification effect as if there had never been such an indemnifiability dispute. If no written notice of dispute is delivered by the Members’ Representative before the expiration of the Dispute Period, then the Members shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party (albeit subject in all instances to any limitations expressly set forth herein).
Section 7.9 Indemnifiable Claims By Third Party. A Claim Notice with respect to an Indemnifiable Claim By Third Party shall set forth such material information with respect to such Indemnifiable Claim By Third Party as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party and the Indemnified Party notifies the Members’ Representative of such liability, the Members’ Representative shall be entitled, if the Members’ Representative so elects by written notice delivered to the Indemnified Party within 20 calendar days after receiving the Claim Notice, to assume the defense of such asserted liability with counsel reasonably satisfactory to the Indemnified Party (provided, that the Members’ Representative shall have no such entitlement if Parent reasonably determines, and notifies the Members’ Representative of such determination, that the Members’ Representative lacks the financial wherewithal to properly conduct such defense). If the Members’ Representative elects to assume the defense of such asserted liability, the claims made by such third party shall be conclusively established as being within the scope of and subject to the indemnification provisions of this Agreement. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by the Indemnified Party, and the right to (in the scenario where the Members’ Representative shall fail to assume in a timely manner the defense of and reasonably defend such Indemnifiable Claim By Third Party or in the scenario where Parent reasonably determines, and notifies the Members’ Representative of such determination, that the Members’ Representative lacks the financial wherewithal to properly conduct such defense) control the defense and settlement. If the Members’ Representative shall be entitled to and does control the defense of any such Indemnifiable Claim By Third Party, the Members’ Representative shall have the right to settle such Indemnifiable Claim By Third Party; provided, that the Members’ Representative agrees to obtain the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Indemnifiable Claim By Third Party unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by an Indemnified Party, no requirement that the Indemnified Party admit fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Members’ Representative and such settlement does not require the Indemnified Party to take (or refrain from taking) any action. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim By Third Party, the parties shall make reasonably available to each other all relevant information in their possession that is material to any such assertion and otherwise cooperate in the defense of the Indemnifiable Claim By Third Party subject to their respective attorney-client privileges and work product doctrine protections.
Section 7.10 Exercise of Remedies Other Than by Parent. No Indemnified Party (other than Parent, the Surviving Company or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent, the Surviving Company or any successor thereto or assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy. The parties acknowledge and agree that, if the Surviving Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Company as an Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the Ownership Interests of the Surviving Company, to have incurred Losses as a result of and in connection with such inaccuracy or breach; provided, that this Section 7.10 shall not, however, allow a duplicative recovery of the same Losses by Parent, on the one hand, and the Indemnified Parties other than Parent, on the other hand).
Section 7.11 Expenses of the Members’ Representative. The Members’ Representative shall be entitled to recover, on a dollar-for-dollar basis from the next payment(s) otherwise due (after application of all other provisions of the CVR Agreement) to the Holders (as defined in the CVR Agreement), any amounts expended by the Members’ Representative for indemnification/defense or other out-of-pocket costs and expenses pursuant to this Article 7.
Section 7.12 Characterization of Payments.  Any indemnity payments made pursuant to this Article 7 shall constitute an adjustment to the Total Merger Consideration for Tax purposes and shall be treated as such by the parties to this Agreement and the Members on their Tax Returns unless otherwise required by applicable law.
Section 7.13 Exclusive Remedy. Subject to Section 8.11, and except with respect to fraud, Parent and Merger Sub acknowledge and agree that the remedies provided for in this Article 7 shall be the sole and exclusive remedies of Parent, Merger Sub and any other Indemnified Parties with respect to any and all claims against or in respect of any Member relating to this Agreement or the Transactions (including, without limitation, the matters set forth in Section 7.4 as well as any breach, inaccuracy, misrepresentation or nonperformance of any representation, warranty, covenant, agreement or obligation).
Section 7.14 CVRs Catch-Up After Determination. Similarly to Section 2.10, if as of any CVR Payment Date (as defined in the CVR Agreement) there is any Claimed Amount for which final determination has not yet occurred (and for which the CVR Payment Amount (as defined in the CVR Agreement) is therefore reduced), then upon any final determination of non-indemnifiability or of a smaller size of Loss, within 30 days thereafter Parent shall pay each Holder the indicated Claimed Amount (or applicable portion thereof) that had been held back beyond such CVR Payment Date, plus interest as set forth in Section 2.4(a) of the CVR Agreement
ARTICLE 8.

MISCELLANEOUS PROVISIONS
Section 8.1 Amendment. This Agreement may be amended, modified or supplemented in any and all respects by (but only by) written agreement of the parties hereto; provided, that a majority in interest of the Members together with a majority per capita of the Members, both together, shall be and hereby are empowered and authorized to amend, modify, supplement or waive this Agreement or any provision thereof on behalf of all Members, so long as any such amendment, modification, supplement or waiver affects all Members equally or proportionately with respect to their Company Interests, and any such amendment, modification, supplement or waiver shall be binding on all Members, even Members who did not themselves agree to so amend, modify, supplement or waive (or who even opposed doing so).

Section 8.2 Waiver.
a.No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
b.Subject to the proviso sentence of Section 8.1, no party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 8.3 Entire Agreement; Counterparts. This Agreement, the CVR Agreement, any other agreements expressly referred to herein, and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior or contemporaneous agreements, commitments and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Parent has made no promises, representations, warranties, covenants, or undertakings, other than those expressly set forth herein and in the CVR Agreement, to induce the Company or the Members to execute and deliver this Agreement, and the Company and each Member, respectively, acknowledges that the Company and such Member has not executed or delivered this Agreement in reliance upon any such promise, representation, or warranty, covenant or undertaking not contained herein. The Company has made no promises, representations, warranties, covenants, or undertakings, other than those expressly set forth herein and in the CVR Agreement, to induce Parent and Merger Sub to execute and deliver this Agreement, and Parent and Merger Sub acknowledge that Parent and Merger Sub have not executed or delivered this Agreement in reliance upon any such promise, representation, or warranty, covenant or undertaking of the Company not contained herein.
Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed in accordance with and enforced in accordance with the internal laws of the State of Delaware (including its statutes of limitations and of repose, and without giving effect to any conflicts of law principles that require the application of the law of a different state or country).
Section 8.5 Arbitration.
a.Any and all any disputes, controversies or claims between or among the parties (whether based on contract, tort or otherwise) arising out of or relating to this Agreement shall be exclusively and finally resolved by binding arbitration (using the English language) in accordance with the commercial arbitration rules and administration rules of JAMS then in effect, in San Diego, California, USA. The arbitration shall be conducted by an arbitrator reasonably knowledgeable about acquisition transactions in the pharmaceutical/biotechnology industry and reasonably acceptable to Parent and the Members’ Representative. If Parent and the Members’ Representative cannot agree on a single arbitrator within 30 days after a demand for arbitration has been made, Parent shall appoint an arbitrator, the Members’ Representative shall appoint an arbitrator, the two arbitrators shall appoint a third arbitrator, and the three arbitrators shall hear and decide the issue in controversy. If a party fails to appoint an arbitrator within 45 days after service of the demand for arbitration, then the arbitrator appointed by the other party shall arbitrate any controversy in accordance with this Section 8.5(a). Except as to the selection of arbitrators, the arbitration proceedings shall be conducted promptly and in accordance with the commercial arbitration rules of JAMS then in effect. The expenses of any arbitration, including the reasonable attorney fees and expenses of the prevailing party, shall be awarded by the arbitrator(s) to the prevailing party against the other party.
b.All arbitration proceedings hereunder shall be confidential, and the arbitrator(s) shall issue appropriate protective orders to safeguard each party’s confidential information. Except as required by applicable Legal Requirements, neither Parent nor the Members’ Representative shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other.
c.Each party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other parties, that each other party would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a party’s breach or threatened breach of such covenants and agreements (including, without limitation, Section 6.2, Section 6.5 and Section 6.7) may cause another party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus potentially making any remedy at law or in damages inadequate. Therefore, each party confirms and agrees that, notwithstanding Section 8.5(a), any other party shall be entitled to seek (from the arbitrator(s) and/or from any court of competent jurisdiction) on an interim or permanent basis an order for specific performance, an order restraining any breach or threatened breach (of Section 6.2, Section 6.5, Section 6.7 and/or of any or all other provisions of this Agreement), and any other equitable relief (including but not limited to temporary, preliminary and/or permanent injunctive relief), all without need to post any bond or other security, and in addition to and not exclusive of any other remedy available to such other party at law or in equity.
d.No party shall commence any court proceeding or action against the other to resolve any dispute, except to enforce an arbitral award rendered pursuant to this Section 8.5 or for equitable relief. For all purposes of this Agreement (but subject to the preceding sentence), the parties hereby irrevocably consent to personal jurisdiction and venue in the state and federal courts located in San Diego County, California, USA, and irrevocably agree to service of process issued or authorized by any such court in any such action or proceeding. The parties hereby irrevocably waive any objection which they may now have or hereafter have to the laying of venue in the federal or state courts located in San Diego County, California, USA in any such action or proceeding, and hereby irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding anything in this Section 8.5, a party may seek to enforce an arbitral award or pursue equitable relief at any time in any court of competent jurisdiction.
e.The provisions of this Section 8.5 shall survive any termination of this Agreement, and shall be severable and binding on the parties hereto, notwithstanding that any other provision of this Agreement may be held or declared to be invalid, illegal or unenforceable.
Section 8.6 Payment of Expenses. Whether or not the Merger is consummated, each party hereto shall (subject to express provisions hereof resulting in reduction of the Total Merger Consideration) pay its own expenses incident to this Agreement and preparing for, and otherwise in connection with, the Transactions.

Section 8.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
Section 8.8 Assignability; No Third Party Rights. Before the Effective Time, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of a Legal Requirement or otherwise, by any of the parties without the prior written consent of the other parties and any purported assignment without such consent shall be void. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective permitted successors and assigns. Except (a) any rights of holders of Company Interests to receive payment in accordance with Article 2 after the Effective Time, and (b) as set forth in Section 6.3 (Indemnification of D&O Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature. To the extent permitted by applicable Legal Requirements, it is expressly agreed that in no event shall any former members of the Company (as opposed to the Members’ Representative in the name of and on behalf of such former member(s) of the Company) or any holders of CVRs (as opposed to the Members’ Representative in the name of and on behalf of such holder(s) of CVRs) have, after the Effective Time, any power or right to commence or join in any Legal Proceeding based on or arising out of the Transactions, this Agreement, the CVR Agreement or the CVRs.
Section 8.9 Notices. Any notice, request, approval, consent or other such communication required or permitted to be given under this Agreement or the CVR Agreement shall be in writing and shall be deemed to have been sufficiently given if and only if delivered in person, by email or by internationally recognized overnight courier service to the party to which it is directed at its physical or email address shown below or such other physical or email address as such Party shall have last given by such written notice to the other party in accordance with this Section:
if to Parent or (before the Effective Time) to Merger Sub or (after the Effective Time) to the Surviving Company:
Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110
San Diego, CA 92121
Attention: Charles Berkman, Senior Vice President
Email: cberkman@ligand.com

with a copy (which shall not constitute notice) to:
Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110
San Diego, CA 92121
Attention: General Counsel
Email: cberkman@ligand.com
if to the Company (before the Effective Time):
Taurus Biosciences, LLC
10929 Technology Place

San Diego, CA 92127
Attention: Vaughn Smider
Email: vaughn.smider@taurusbiosciences.com
with a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, CA 92130
Attention: Mike Hird
Email: mike.hird@pillsburylaw.com

if to a Member:
[to the address or email address of such Member as set forth on Exhibit A hereto]

if to the Restricted Person or to the Members’ Representative:
Vaughn Smider
8205 Torrey Gardens Place
San Diego, CA 92129
Email: vaughn.smider@taurusbiosciences.com
with a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, CA 92130
Attention: Mike Hird
Email: mike.hird@pillsburylaw.com

If sent by email, the date on which such notice, request, approval or consent shall be deemed delivered is the date of confirmed transmission, if such notice, request, approval or consent is sent via email to such email address before 5:00 p.m. at the location of receipt on a Business Day, or the first Business Day after the date of transmission, if such notice, request, approval or consent is sent via email to such email address at or after 5:00 p.m. at the location of receipt on a Business Day or on a day that is not a Business Day. If sent by internationally recognized overnight courier, the date on which such notice, request, approval or consent shall be deemed delivered is the next Business Day after the date of deposit with such courier (by the courier’s stated time for enabling next-business-day delivery), and if delivered after such stated time shall be deemed to be the second Business Day after the date of deposit.

Section 8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court (or arbitration forum) of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court (or arbitration forum) making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court (or arbitration forum) does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
Section 8.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof and/or to temporary, preliminary and/or permanent injunctive relief, in addition to any other remedies at law or in equity. Each party agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.
Section 8.12 Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
Section 8.13 Construction.
a.For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
b.The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
c.As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
d.Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections” and “Exhibits” are intended to refer to Articles, Sections or Exhibits to this Agreement, as the case may be.
e.All references in this Agreement to “$” are intended to refer to U.S. dollars.
f.Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.
g.The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Members, the Restricted Person and the Members’ Representative have caused this Agreement and Plan of Merger to be executed as of the date first written above.
Ligand Pharmaceuticals Incorporated
By: /s/ Charles S. Berkman
Name: Charles S. Berkman
Title: SVP, General Counsel and Secretary
Taurus Acquisition Merger Sub, LLC
By: /s/ Charles S. Berkman
Name: Charles S. Berkman
Title: SVP, General Counsel and Secretary
Taurus Biosciences, LLC
By: /s/ Vaughn Smider
Name: Vaughn Smider
Title: Manager
MEMBERS:
        /s/ Vaughn Smider
Vaughn Smider
Alexandra Wood America LLC

By: /s/ D. Asher Bistricer
Name and Title: D. Asher Bistricer ASO

Aperture Healthcare Ventures LLC

By: /s/ Justine Turner
Name and Title: Justine Turner Director

Maplebrook LLC

By: /s/ Ezra Friedberg
Name and Title: Ezra Friedberg Member

        /s/ Michael Weiss
Michael Weiss
        /s/ Kent Iverson
Kent Iverson

Applied Biomedical Science Institute

By: /s/ David Rabuka
Name and Title: David Rabuka Member

        /s/ Ruiqi Huang
Ruiqi Huang

        /s Gabriella Warner
Gabrielle Warner

        /s/ Duncan McGregor
Duncan McGregor

        /s/ Peter Slover
Peter Slover

        /s/ Ronald Martell
Ronald Martell

        /s/ Michael Gilman
Michael Gilman

        /s/ Michael King
Michael King

        /s/ Mike Hird
Mike Hird

        /s/ David Sheehan
David Sheehan

        /s/ Tom Boone
Tom Boone

        /s/ Waithaka Mwangi
Waithaka Mwangi

        /s/ Michael Criscitiello
Michael Criscitiello

        /s/ Ian Wilson
Ian Wilson

        /s/ Dennis Burton
Dennis Burton

        /s/ Richard Lerner
Richard Lerner

AS ACCEPTED AND AGREED:
        /s/ Vaughn Smider
Name: Vaughn Smider
As: The Restricted Person

        /s/ Vaughn Smider
Name: Vaughn Smider
As: The Members’ Representative

EXHIBIT A
COMPANY EQUITY INTERESTS

Owner (and address/email address)	Type of Interests [Units]	Number of Interests [Units]
Vaughn Smider 8205 Torrey Gardens Place San Diego, CA 92129 Email: vaughn.smider@taurusbiosciences.com	outstanding Units	92,500
Alexandra Wood America LLC Attn: Brenda Elston or Marc Bistricer 145 Adelaide St West #500 Toronto, Ontario, Canada M5H 4E5 Email: mjb@murchinsonltd.com belston@taliskercorp.com	outstanding Units	6,700
Aperture Healthcare Ventures LLC Attn: Avi Wachsman 970 Lawrence Avenue West Suite 904 Toronto, Ontario, Canada M6A 3B6 Email: avi@btcapital.ca	outstanding Units	6,700
Maplebrook LLC Attn: Ezra Friedberg 4680 Livingston Ave Bronx, NY 10471 Email: ezra@ezrafriedberg.com	outstanding Units	1,500
Michael Weiss 9 East 96th Street Apartment 8A New York, New York 10128 Email: weissweather@gmail.com	outstanding Units	5,276
Kent Iverson 455 Eastin Drive Sonoma, CA 95476 Email: ks_iverson@yahoo.com	outstanding Units	5,000
Applied Biomedical Science Institute Attn: Board of Directors 10929 Technology Place San Diego, CA 92127 Email: david.rabuka@gmail.com jwlarrick@gmail.com	outstanding Units	12,832
Ruiqi Huang 12609 Robison Blvd, Apt 204 Poway, CA 92064 Email: ruiqi.huang@absinstitute.org	outstanding Units	1,388
Gabrielle Warner 13592 Jadestone Way San Diego, CA 92130 Email: gabrielle.warner@absinstitute.org	outstanding Units	1,388
Duncan McGregor 4862 Dixie Drive San Diego, CA 92109 Email: Duncan.mcgregor@absinstitute.org	outstanding Units	1,388
Peter Slover 9324 Fostoria Court San Diego, CA 92127 Email: peter.slover@absinstitute.org	outstanding Units	694
Ronald Martell 256 Casitas Ave. San Francisco, CA 9412 Email: Ronald.martell@gmail.com	outstanding Units	1,041
Michael Gilman 550 Chestnut St Waban MA 02468 Email: Michael.gilman@gmail.com	outstanding Units	694
Michael King 1340 Paine Road Hewlett Bay Park NY 11557 Email: mike@rexbiomed.com	outstanding Units	347
Mike Hird 1508 Rancho Encinitas Drive Encinitas, CA 92024 Email: mike.hird@pillsburylaw.com	outstanding Units	1,388
David Sheehan 17515 Valle Verde Rd. Poway, CA 92064 Email: dsheehan@nucleusbiologics.com	outstanding Units	694
Tom Boone 2715 Kelly Knoll Lane Newbury Park, CA, 91320 Email: tcboone28@verizon.net	outstanding Units	347
Waithaka Mwangi 4420 Grande Bluffs Ct. Manhattan, KS 66503. Email: wmwangi@vet.k-state.edu	outstanding Units	347
Michael Criscitiello 812 Pine Valley Drive College Station, TX 77845 Email: mcriscitiello@cvm.tamu.edu	outstanding Units	347
Ian Wilson 1025 Newkirk Drive La Jolla, CA 92037 Email: wilson@scripps.edu	outstanding Units	347
Dennis Burton 6044 Beaumont Ave La Jolla, CA 92037 Email: burton@scripps.edu	outstanding Units	347
Richard Lerner 7750 East Roseland Drive, La Jolla, CA 92037 Email: rlerner@scripps.edu	outstanding Units	347

TOTAL	outstanding Units	141,612

A-1

EXHIBIT B
PATENTS

OWNED:
Atty. Ref.	Country	Title	App No. Filing Date	Patent/Publication No. Filing Date	Status
20001.00	US	ANTI-DLL4 ANTIBODIES AND USES THEREOF	13/128,236 11-04-2009	9,403,904 08-02-2016	Issued
20001.30	US	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	13/128,219 11-04-2009	9,221,902 12-29-2015	Issued
20001.02	US	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	14/959,940 12-04-2015	10,774,138 09-15-2020	Allowed
20001.10	US	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	17/002,749 08-25-2020		Pending
20001.51	Canada	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	2,742,968 11-04-2009		Granted
20001.52	Europe	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	09748671.6 11-04-2009	2356270 08-24-2016	Granted
20001.53	Japan	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	2011-535649 11-04-2009	5882058 02-12-2016	Granted
20001.55	Switzerland	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	09748671.6 11-04-2009	2356270 08-24-2016	Validated
20001.56	Germany	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	09748671.6 11-04-2009	602009040618.3 08-24-2016	Validated
20001.57	Denmark	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	09748671.6 11-04-2009	2356270 08-24-2016	Validated
20001.58	France	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	09748671.6 11-04-2009	2356270 08-24-2016	Validated
20001.59	Britain	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	09748671.6 11-04-2009	2356270 08-24-2016	Validated
20001.60	Netherlands	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	09748671.6 11-04-2009	2356270 08-24-2016	Validated
20001.61	Norway	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	09748671.6 11-04-2009	2356270 08-24-2016	Validated
20001.62	Sweden	COMBINATORIAL ANTIBODY LIBRARIES AND USES THEREOF	09748671.6 11-04-2009	2356270 08-24-2016	Validated
20002.01	US	METHODS FOR AFFINITY MATURATION-BASED ANTIBODY OPTIMIZATION	14/692,646 04-21-2015	10,101,333 10-16-2018	Issued
20003.00	US	HUMANIZED ANTIBODIES WITH ULTRALONG COMPLEMENTARY DETERMINING REGIONS	14/905,765 07-18-2014	10,640,574 05-05-2020	Issued
20003.01	US	HUMANIZED ANTIBODIES WITH ULTRALONG COMPLEMENTARY DETERMINING REGIONS	16/831,508 03-26-2020		Pending
20003.41	Australia	HUMANIZED ANTIBODIES WITH ULTRALONG COMPLEMENTARY DETERMINING REGIONS	2014290361 07-18-2014	2014290361 07-30-2019	Granted
20003.42	Canada	HUMANIZED ANTIBODIES WITH ULTRALONG COMPLEMENTARY DETERMINING REGIONS	2,918,370 07-18-2014		Pending
20003.43	China	HUMANIZED ANTIBODIES WITH ULTRALONG COMPLEMENTARY DETERMINING REGIONS	201480051514.8 07-18-2014	ZL 201480051514.8 04-21-2020	Granted
20003.48	China	HUMANIZED ANTIBODIES WITH ULTRALONG COMPLEMENTARY DETERMINING REGIONS	202010240256.5 7-18-2014		Pending
20003.44	Europe	HUMANIZED ANTIBODIES WITH ULTRALONG COMPLEMENTARY DETERMINING REGIONS	14748405.9 07-18-2014		Pending
20003.45	Japan	HUMANIZED ANTIBODIES WITH ULTRALONG COMPLEMENTARY DETERMINING REGIONS	2016-527148 07-18-2014	6687520 04-06-2020	Granted
20003.47	Japan	HUMANIZED ANTIBODIES WITH ULTRALONG COMPLEMENTARY DETERMINING REGIONS	2020-066669 04-02-2020		Pending
30007.00	US	CHIMERIC CYTOKINE MODIFIED ANTIBODIES AND METHODS OF USE THEREOF (*)	62/925,740 10-24-2019		Pending
(*) Note: This is the Provisional IL-15 Patent that will be assigned to the Company by Applied Biomedical Science Institute pursuant to the terminal assignment contemplated by Section 2.6(a)(v) of the Agreement.

B-1

LICENSED (Scripps):

Atty. Ref.	Country	Title	App No. Filing Date	Publication/Patent No. Filing Date	Status
20005.01	US	HUMANIZED ANTIBODIES	15/801,251 01-09-2012	10,562,980 02-18-2020	Issued
20005.10	US	HUMANIZED ANTIBODIES	16/735,070 01-06-2020		Pending
20005.42	Australia	HUMANIZED ANTIBODIES	2017265152 01-09-2013		Pending
20005.45	Europe	HUMANIZED ANTIBODIES	13701317.3 01-09-2013	2802601 10-17-2019	Granted
20005.48	Japan	HUMANIZED ANTIBODIES	2019-206681 11-15-2019		Pending
20005.49	Europe	HUMANIZED ANTIBODIES WITH ULTRALONG CDR3S	19208487.9 11-12-2019		Pending
20005.50	Belgium	Humanized Antibodies	13701317.3 01-09-2013	2802601 11-13-2019	Validated
20005.51	Switzerland	Humanized Antibodies	13701317.3 01-09-2013	2802601 11-13-2019	Validated
20005.52	Germany	Humanized Antibodies	13701317.3 01-09-2013	2802601 11-13-2019	Validated
20005.53	France	Humanized Antibodies	13701317.3 01-09-2013	2802601 11-13-2019	Validated
20005.54	Britain	Humanized Antibodies	13701317.3 01-09-2013	2802601 11-13-2019	Validated
20005.55	Ireland	Humanized Antibodies	13701317.3 01-09-2013	2802601 11-13-2019	Validated
20005.56	Netherlands	Humanized Antibodies	13701317.3 01-09-2013	2802601 11-13-2019	Validated
20006.00	US	ULTRALONG COMPLEMENTARITY DETERMINING REGIONS AND USES THEREOF	13/737,910 01-09-2013	10,774,132 09-15-2020	Allowed
20006.10	US	ULTRALONG COMPLEMENTARITY DETERMINING REGIONS AND USES THEREOF	16/742,759 01-14-2020	US 2020-0181241 06-11-2020	Pending
20006.41	Australia	ULTRALONG COMPLEMENTARITY DETERMINING REGIONS AND USES THEREOF	2013208003 01-09-2013	2013208003 03-29-2018	Granted
20006.45	Europe	ULTRALONG COMPLEMENTARITY DETERMINING REGIONS AND USES THEREOF	13735853.7 01-09-2013		Pending
20006.46	Japan	ULTRALONG COMPLEMENTARITY DETERMINING REGIONS AND USES THEREOF	2014-552273 01-09-2013	6684490 04-1-2020	Issued

EXHIBIT C
CVR AGREEMENT